UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Section 240.14a-12

BioMarin Pharmaceutical Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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BIOMARIN PHARMACEUTICAL INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 12, 2009

TO THE STOCKHOLDERS OF BIOMARIN PHARMACEUTICAL INC.:

NOTICE IS HEREBY given that the 2009 Annual Meeting of the Stockholders (the “Annual Meeting”) of BioMarin Pharmaceutical Inc. (“BioMarin” or “Company”) will be held on May 12, 2009 at 9:00 a.m. (California time), at the Inn of Marin, 250 Entrada Drive, Novato CA 94949 for the following purposes:

1.	to elect eight directors of the Company;

2.	to ratify the selection of KPMG LLP as the independent registered public accounting firm for BioMarin for the year ending December 31, 2009;

3.	to transact such other business as properly may be brought before the Annual Meeting or any adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

The Board of Directors has fixed the close of business on March 23, 2009 as the record date (the “Record Date”) for determining the stockholders entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment thereof. A complete list of such stockholders will be available for examination by any stockholder for any purpose germane to the meeting during ordinary business hours at the Company’s executive offices at 105 Digital Drive, Novato, California 94949 for a period of 10 days before the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting. To ensure your representation at the Annual Meeting, you are urged to sign and date the attached Proxy Card and return it today in the enclosed pre-addressed postage-paid envelope. You may also vote by Internet voting or by telephone. Any stockholder attending the Annual Meeting may vote in person even if that stockholder has returned a proxy.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be

held on May 12, 2009.

The Proxy Statement and the 2008 Annual Report are available at: www.proxyvote.com

If you have any questions or need assistance in voting your shares, please call the firm assisting the Company in the solicitation of proxies:

Morrow & Co., LLC
470 West Avenue

Stamford, CT 06902

1-800-607-0088

By Order of the Board of Directors

G. Eric Davis

Vice President, General Counsel and Secretary

Novato, California

April 3, 2009

YOUR VOTE IS IMPORTANT. IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE REQUESTED TO SIGN AND DATE THE ATTACHED PROXY CARD AND RETURN IT IN THE ENCLOSED PRE-ADDRESSED POSTAGE-PAID ENVELOPE, OR VOTE BY INTERNET OR TELEPHONE AS SOON AS POSSIBLE.

BioMarin Pharmaceutical Inc.

105 Digital Drive

Novato, California 94949

Proxy Statement for 2009 Annual Meeting of Stockholders

INFORMATION CONCERNING SOLICITATION OF PROXIES AND VOTING

General

The enclosed proxy is solicited on behalf of our Board of Directors (the “Board”) of BioMarin Pharmaceutical Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), for use at our 2009 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, May 12, 2009 at 9:00 a.m. (California time), or at any continuation, adjournment or postponement of the Annual Meeting, for the purposes stated in this proxy statement and in the Notice of the Annual Meeting. The Annual Meeting will be held at the Inn of Marin, 250 Entrada Drive, Novato CA 94949. The Notice of the Annual Meeting and information about how to access copies of this solicitation material and our Form 10-K for the year ended December 31, 2008 as filed with the Securities and Exchange Commission (“SEC”) (“2008 Annual Report”) is available on the Internet. These materials will be made available to our stockholders on or about April 2, 2009. Stockholders may request that copies of the solicitation material and 2008 Annual Report be sent to them by mail. Instructions on how to receive such copies is provided in the notice. Notice is also being furnished to brokerage houses, fiduciaries, and custodians to forward to beneficial owners of our common stock held in their names on or about April 2, 2009. Our 2008 Annual Report is provided with this proxy statement.

Record Date; Outstanding Shares

The voting securities entitled to vote at the Annual Meeting consist of only shares of common stock. Only stockholders of record at the close of business on March 23, 2009 are entitled to notice of and to vote at the Annual Meeting. On March 23, 2009, there were 99,961,086 shares of BioMarin common stock, par value $0.001 per share, issued and outstanding and entitled to vote. Each share of common stock is entitled to one vote.

Revocability of Proxies

A stockholder who signs and returns a Proxy Card, or who votes by Internet or telephone will have the power to revoke it at any time before it is voted. A proxy represented by a Proxy Card may be revoked by: (i) delivering to us at our mailing address appearing above (Attention: G. Eric Davis, Vice President, General Counsel and Secretary) a written notice of revocation; or (ii) submitting a duly executed Proxy Card bearing a later date; or (iii) by appearing at the Annual Meeting and voting in person. Attendance at the meeting in and of itself, without voting in person at the meeting, will not cause your previously granted proxy to be revoked. For shares you hold in street name, you may change your vote by submitting new voting instructions to your broker, bank, or other nominee or, if you have obtained a legal proxy from your broker, bank, or other nominee giving you the right to vote your shares at the Annual Meeting, by attending the meeting and voting in person.

Voting

Each stockholder is entitled to one vote for each share of common stock held. This includes shares held directly by stockholders of record and shares held through a stockbroker, bank, or nominee.

Solicitation of Proxies

This solicitation of proxies is made by us and all related costs, including expenses in connection with preparing and mailing this proxy statement, will be borne by us. Copies of solicitation material will be available on the Internet, and for those who requested solicitation material by mail, will be mailed directly to such stockholders, or as appropriate will be furnished to brokerage firms and other persons representing beneficial owners of shares. In addition, if asked, we will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. We have requested brokerage firms and other persons representing beneficial owners of shares to forward all solicitation materials to the beneficial owners of the shares they hold of record who requested copies by mail of such solicitation materials. Proxies may also be solicited by some of our directors, officers, and regular employees, without additional compensation. The original solicitation by Internet and mail may also be supplemented by telephone, facsimile, e-mail, and personal solicitation by these directors, officers, and employees.

We have retained Morrow & Co., LLC to assist us in the solicitation of proxies. We have agreed to pay customary fees to Morrow & Co. for its services in soliciting proxies, which we estimate will be $5,000, and have agreed to reimburse Morrow & Co. for reasonable out-of-pocket expenses for these services.

Quorum; Abstentions; Broker Non-Votes

Our Bylaws provide that a majority of all the shares of the common stock entitled to vote, whether present in person or by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Broker non-votes are shares held in street name for which the broker has not received instructions from the beneficial owners or other persons entitled to vote and the broker does not have discretionary voting authority. Abstentions and broker non-votes will be counted as shares present for purposes of determining whether a quorum is present. If a quorum is not present or represented, then either the chairman of the Annual Meeting or the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, will have the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present. At any adjourned Annual Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified. If the adjournment is for more than 30 days, or if after that adjournment a new record date is fixed for the adjourned Annual Meeting, a notice of the adjourned Annual Meeting shall be given to each stockholder of record entitled to vote at the adjourned Annual Meeting.

When proxies are properly executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares represented by a valid proxy in response to this solicitation will be voted: (i) FOR the election of the eight nominees for director set forth herein; and (ii) FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2009. The Board knows of no other business that will be presented at the meeting. If, however, other matters are properly presented, the persons named in the enclosed Proxy Card will vote the shares represented thereby in accordance with their best judgment pursuant to the discretionary authority granted in the proxy.

If your shares are held in street name, your broker, bank, or nominee will include a voting instruction card with this proxy statement. You should vote your shares by following the instructions provided on the voting instruction card.

Attendance at Meeting

If you plan to attend the Annual Meeting, please note that attendance will be limited to stockholders as of the record date. Admission will be on a first-come, first-served basis. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts or by a bank or other nominee may be required to show a brokerage statement or account statement reflecting stock ownership as of the record date. Cameras, recording devices, and other electronic devices will not be permitted at the Annual Meeting.

Required Vote

Election of the director nominees named in Proposal No. 1 requires the affirmative vote of a plurality of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote. The eight candidates receiving the highest number of affirmative votes of the shares entitled to be voted will be elected directors. Shares represented by executed Proxy Cards will be voted, if authority to do so is not withheld, “FOR” the election of the director nominees named in Proposal No. 1. Votes may be cast in favor of, or withheld with respect to all of the director nominees, or any of them. Broker non-votes, if any, will not be counted as having been voted and will have no effect on the outcome of the vote on the election of directors. Stockholders may not cumulate votes in the election of directors.

Ratification of the selection of KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2009, as specified in Proposal No. 2, requires the affirmative vote of a majority of the shares of our common stock present or represented by proxy at the Annual Meeting and entitled to vote. Abstentions will be counted toward the tabulation of votes cast on these proposals and will have the same effect as votes against these proposals. Broker non-votes, if any, will have no effect on the vote for this proposal.

Submission of Stockholder Proposals for the 2010 Annual Meeting

Our Bylaws provide a formal procedure for bringing business before an annual meeting of stockholders. Stockholders who intend to present a proposal at the 2010 Annual Meeting of Stockholders (“2010 Annual Meeting”) must deliver or mail a notice to our Secretary, and the notice must be received at our executive offices at 105 Digital Drive, Novato, California 94949 no earlier than January 12, 2010 and no later than February 11, 2010. In the event that the 2010 Annual Meeting is called for a date that is not within 25 days before or 60 days after May 12, 2010, then the stockholder’s notice must be received by the Secretary no later than the close of business on the 10th day following the day on which notice of the date of the 2010 Annual Meeting was mailed or we made a public announcement of such date, whichever first occurs.

The notice must contain a brief description of the business desired to be brought before the 2010 Annual Meeting, the reasons for conducting such business, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend our Bylaws, the language of the proposed amendment), any material interest in the business of the stockholder and the beneficial owner, if any, on whose behalf the proposal is made, the name and address of the stockholder, the name and address of the beneficial owner, if any, on whose behalf the proposal is made, the class or series and number of shares of our capital stock which are owned beneficially or of record by the stockholder, a description of any agreement, arrangement or understanding with respect to the proposal between the stockholder and/or beneficial owner, any of their respective affiliates or associates, and others acting together, a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder and such beneficial owners and whether the stockholder or any beneficial owner intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal and/or otherwise solicit proxies from stockholders in support of the proposal and a representation that the stockholder intends to appear in person or by proxy at the 2010 Annual Meeting to bring such business before the 2010 Annual Meeting. The notice requirement described above is deemed satisfied if the stockholder has notified us of his or her intent to present a proposal at an annual stockholder meeting in compliance with applicable rules and regulations promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”) and such proposal has been included in our proxy statement to solicit proxies for such annual meeting. In order for the proposed business to be transacted at the 2010 Annual Meeting, the stockholder (or the stockholder’s representative) must attend and present the proposed business at the 2010 Annual Meeting.

YOUR VOTE IS EXTREMELY IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN. PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT TODAY IN THE ENCLOSED PRE-ADDRESSED POSTAGE-PAID ENVELOPE OR VOTE BY INTERNET OR TELEPHONE.

IMPORTANT: If your shares are held in the name of a brokerage firm, bank, nominee, or other institution, only it can sign a Proxy Card with respect to your shares and only upon specific instructions from you. Please return the enclosed Proxy Card to your broker or bank and contact the person responsible for your account to ensure that a Proxy Card is voted on your behalf.

If you have any questions or need assistance in voting your shares, please call the firm assisting the Company in the solicitation of proxies:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

1-800-607-0088

PROPOSAL ONE: ELECTION OF DIRECTORS

Pursuant to our Bylaws and a resolution of our Board we have a Board currently consisting of eight directors. At the Annual Meeting, stockholders will elect eight directors. All directors serve until their successors are duly appointed at the next annual meeting, or until they resign or are otherwise removed. Unless otherwise instructed by you, the persons named in the enclosed proxy card will vote your proxy “FOR” the eight nominees named below, all of whom are presently our directors. If any of the Board’s nominees are unable or decline to serve as director, the proxies will be voted for any substitute nominee who shall be designated by the Board. It is not expected that any of the Board’s nominees will be unable to or will decline to serve as director.

If a quorum is present, the eight nominees receiving the highest number of affirmative votes of the votes cast shall be elected as directors.

Nominees for Director

Set forth below are the nominees to the Board and certain information regarding each nominee as of March 25, 2009:

Name	Age	Position with BioMarin	Director Since
Jean-Jacques Bienaimé	55	Director, Chief Executive Officer	May 2005
Michael Grey(1)	56	Director	December 2005
Elaine J. Heron, Ph.D.(2)(3)	61	Director	July 2002
Joseph Klein, III(2)(3)	48	Director	June 2005
Pierre Lapalme(2)	68	Director, Chairman of the Board	January 2004
V. Bryan Lawlis, Ph.D.(1)(3)	57	Director	June 2007
Alan J. Lewis, Ph.D.(1)	63	Director	June 2005
Richard A. Meier(2)	49	Director	December 2006

(1)	Member of BioMarin’s Compensation Committee
(2)	Member of BioMarin’s Audit Committee
(3)	Member of BioMarin’s Corporate Governance and Nominating Committee

Jean-Jacques Bienaimé joined our Board in May 2005, at the same time he became our Chief Executive Officer. From November 2002 to April 2005, Mr. Bienaimé served as Chairman, Chief Executive Officer, and President of Genencor, a biotechnology company focused on industrial bioproducts and targeted cancer biotherapeutics. Prior to joining Genencor, Mr. Bienaimé was Chairman, President and Chief Executive Officer of SangStat Medical Corporation, another biotechnology company. He became President of SangStat Medical Corporation in 1998 and Chief Executive Officer in 1999. Prior to joining SangStat Medical Corporation, Mr. Bienaimé held various management positions from 1992 to 1998 with Rhône-Poulenc Rorer Pharmaceuticals (now known as Sanofi-Aventis), including Senior Vice President of Corporate Marketing and Business Development, and Vice President and General Manager of the advanced therapeutic and oncology division. Mr. Bienaimé currently serves on the boards of NeurogesX, Inc. and Ensemble Discovery, and is a member of the advisory board of Bellevue Asset Management’s BioVentures II fund. He received an M.B.A. from the Wharton School at the University of Pennsylvania and an undergraduate degree in economics from the Ecole Superieure de Commerce de Paris.

Michael Grey joined our Board in December 2005. He currently serves as President and Chief Executive Officer of Auspex Pharmaceuticals, Inc., a private biotechnology company, since January 2009. From January 2005 until its acquisition in August 2008, Mr. Grey was President and Chief Executive Officer of SGX Pharmaceuticals, Inc., a publicly held biotechnology company, where he previously served as President from June 2003 to January 2005 and as Chief Business Officer from April 2001 until June 2003. Prior to joining SGX Pharmaceuticals, Mr. Grey acted as President, Chief Executive Officer and Board member of Trega Biosciences,

Inc., a biotechnology company. From November 1994 to August 1998, Mr. Grey was the President of BioChem Therapeutic, Inc., the pharmaceutical operating division of BioChem Pharma, Inc. During 1994, Mr. Grey served as President and Chief Operating Officer for Ansan, Inc. From 1974 to 1993, he served in various roles with Glaxo, Inc. and Glaxo Holdings, plc, culminating in the position of Vice President, Corporate Development. Mr. Grey is currently a director of Achillion Pharmaceuticals, Inc. and IDM Pharma, Inc. (formerly known as Epimmune Inc.). He received a B.Sc. in chemistry from the University of Nottingham, United Kingdom.

Elaine J. Heron, Ph.D., joined our Board in July 2002 and serves as the Chairman of the Corporate Governance and Nominating Committee. In February 2009, Dr. Heron became Chair and Chief Executive Officer of Amplyx Pharmaceuticals, Inc., a private early stage drug development company. From July 2001 to October 2008, Dr. Heron was Chairman and Chief Executive Officer of Labcyte Inc., a private biotechnology company and continues to serve on its board of directors. Before joining Labcyte, she spent six years in increasingly responsible positions at the Applied Biosystems Group of Applera Corporation, including the position of General Manager and Vice President of Sales and Marketing. Dr. Heron earned a B.S. in chemistry with highest distinction and a Ph.D. in analytical biochemistry from Purdue University and an M.B.A. from Pepperdine University.

Joseph Klein, III joined our Board in June 2005 and serves as the Chairman of the Audit Committee. Mr. Klein is currently Managing Director of Gauss Capital Advisors, LLC, a financial consulting and investment advisory firm focused on biopharmaceuticals, which he founded in March 1998. From September 2003 to December 2008, Mr. Klein also served as a Venture Partner of Red Abbey Venture Partners, LP, a life sciences private equity fund. From September 2001 to September 2002, Mr. Klein was a Venture Partner of MPM Capital, a healthcare venture capital firm. From June 1999 to September 2000 when it merged with WebMD Corporation, Mr. Klein served as Vice President, Strategy for Medical Manager Corporation, a leading developer of physician office management information systems. For over nine years from 1989 to 1998, Mr. Klein was a healthcare investment manager of the T. Rowe Price Health Sciences Fund, Inc. Mr. Klein serves on the board of directors of four other publicly held biotechnology companies, Isis Pharmaceuticals, Inc.; OSI Pharmaceuticals, Inc.; PDL BioPharma, Inc.; and Savient Pharmaceuticals, Inc., as well as the board of directors of Prospector Funds, Inc., a family of mutual funds. Mr. Klein received a B.A. summa cum laude in economics from Yale University, where he was elected to Phi Beta Kappa, and an M.B.A. from the Stanford Graduate School of Business.

Pierre Lapalme joined our Board in January 2004 and was named as Chairman in August 2004. From 1995 until his retirement in 2003, he served as the President and Chief Executive Officer of North America Ethypharm, Inc., a drug delivery company. Throughout his career, Mr. Lapalme held numerous senior management positions in the pharmaceutical industry, including Chief Executive Officer and Chairman of the Board of Rhône-Poulenc Pharmaceuticals, Inc. in Canada, and Senior Vice President and General Manager of North America Ethicals, a division of Rhône-Poulenc Rorer, Inc. (now known as Sanofi-Aventis), where he oversaw the development of the ethical pharmaceutical business in the United States, Canada, Mexico, and Central America. Mr. Lapalme served on the board of the National Pharmaceutical Council and was a board member of the Pharmaceutical Manufacturers Association of Canada, where he played a leading role in reinstituting patent protection for pharmaceuticals. Mr. Lapalme was Chairman of the Board of Sciele Pharmaceuticals Inc. until October 2008, when the company was acquired by Shionogi. He also serves on the board of two private biotech companies. Mr. Lapalme studied at the University of Western Ontario and INSEAD France.

V. Bryan Lawlis, Ph.D., joined our Board in June 2007. He currently is a founder and the President and CEO of Itero Biopharmaceuticals, Inc., a privately held, early stage biopharmaceutical company that was founded in 2006. Dr. Lawlis served as President and Chief Executive Officer of Aradigm Corporation from August 2004, and served on its Board of Directors from February 2005, continuing in both capacities until August 2006. Dr. Lawlis served as Aradigm Corporation’s President and Chief Operating Officer from June 2003 to August 2004 and its Chief Operating Officer from November 2001 to June 2003. Previously, Dr. Lawlis founded Covance Biotechnology Services, a contract biopharmaceutical manufacturing operation, and served as its President and Chief Executive Officer from 1996 to 1999, and served as Chairman from 1999 to 2001, when it was sold to Diosynth RTP, Inc., a division of Akzo Nobel, NV. From 1981 to 1996, Dr. Lawlis was employed at Genencor, Inc. and Genentech, Inc. His last position at Genentech was Vice President of Process Sciences. Dr. Lawlis holds a B.A. in microbiology from the University of Texas at Austin, and a Ph.D. in Biochemistry from Washington State University. In addition to BioMarin Pharmaceutical Inc., Dr. Lawlis holds board positions on two privately held companies, Itero Biopharmaceuticals, Inc. and Sutro Biopharma, Inc.

Alan J. Lewis, Ph.D., joined our Board in June 2005 and serves as the Chairman of the Compensation Committee. Since January 2009, Dr. Lewis has served as President and Chief Executive Officer of The Juvenile Diabetes Research Foundation (JDRF). From February 2006 until December 2008, Dr. Lewis was the President and Chief Executive Officer of Novocell, Inc, a privately held regenerative disease biotechnology company. Prior to joining Novocell, starting in 2000, he was President of Celgene Signal Research, a wholly owned subsidiary of the Celgene Corporation, a pharmaceutical company. From February 1994 to August 2000, he was the President and Chief Executive Officer of Signal Pharmaceuticals, Inc., where he guided the company to its successful acquisition by Celgene. From 1979 to 1994, Dr. Lewis held a number of positions at Wyeth-Ayerst Research and its predecessor, Wyeth Laboratories, Inc., including Vice President of Research at Wyeth-Ayerst. Dr. Lewis has published over 120 full manuscripts and has written and edited seven books and 100 abstracts. Dr. Lewis was a Research Associate at Yale University from 1972 to 1973. Dr. Lewis received a B.Sc. in physiology and biochemistry from Southampton University, Southampton, Hampshire, U.K. and a Ph.D. in pharmacology from the University of Wales, Cardiff, U.K. Dr. Lewis currently serves as the director of Sosei Co. Dr. Lewis also serves as a director of a private company, Cytochroma, Inc.

Richard A. Meier joined our Board in December 2006. Mr. Meier is currently an executive at Advanced Medical Optics, where he serves as the President and Chief Operating Officer, a position he assumed in November 2007. Prior to this, Mr. Meier served as Chief Operating Officer and Chief Financial Officer of Advanced Medical Optics from February 2007. From April 2006 to February 2007, Mr. Meier was Advanced Medical Optics’ Executive Vice President, Operations; President, Global Eye Care; and Chief Financial Officer. From February 2004 to April 2006, he was Advanced Medical Optics’ Executive Vice President of Operations and Finance and Chief Financial Officer, and from April 2002 to February 2004, Mr. Meier was Corporate Vice President and Chief Financial Officer. Prior to joining Advanced Medical Optics, Mr. Meier was the Executive Vice President and Chief Financial Officer of Valeant Pharmaceuticals, Inc., from October 1999, and Senior Vice President & Treasurer from May 1998 to October 1999. Before joining Valeant, Mr. Meier was an executive with the investment banking firm of Schroder & Co. Inc. in New York, from 1996. Prior to Mr. Meier’s experience at Schroder & Co., he held various financial and banking positions at Saloman Smith Barney, Manufacturers Hanover Corporation, Australian Capital Equity, and Greyhound Lines, Inc.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF ALL NOMINEES NAMED ABOVE. IF YOU SIGN AND RETURN THE ENCLOSED PROXY CARD, OR VOTE VIA INTERNET OR TELEPHONE, UNLESS YOU DIRECT TO THE CONTRARY ON THAT CARD, OR VIA INTERNET OR TELEPHONE, THE SHARES REPRESENTED BY THAT PROXY CARD WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES LISTED ABOVE.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Board of Directors

As required under the NASDAQ listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the Board. In making this determination, our Board considers relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time. There are no family relationships between any director and any of our executive officers. After review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that all of the nominees other than Mr. Bienaimé are independent directors within the meaning of the applicable NASDAQ listing standards and relevant securities and other laws and regulations regarding the definition of “independent.”

Meetings of the Board of Directors

Our Board manages our business. It establishes overall policies and standards and reviews the performance of management. During the fiscal year ended December 31, 2008, the Board held eight meetings and took action by unanimous written consent on three occasions. Each Board member attended 75% or more of the aggregate meetings of the Board and of the committees on which he or she served, held during the period for which he or she was a director or committee member. Applicable NASDAQ listing standards require that the independent directors meet from time to time in executive session. In fiscal 2008, our independent directors met four times in regularly scheduled executive sessions at which only independent directors were present. It is our policy to request that all Board members attend the annual meeting of stockholders. However, we also recognize that personal attendance by all directors is not always possible. All of the directors serving at the time of the 2008 Annual Meeting of Stockholders attended such meeting.

Information Regarding Committees of the Board of Directors

Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board was established by the Board to oversee the Company’s corporate accounting and financial reporting processes, systems of internal control over financial reporting and the quality and integrity of the Company’s financial statements and reports. In addition, the Audit Committee oversees the qualification, independence and performance of the Company’s independent registered public accounting firm. The Audit Committee also recommends to the Board the appointment of our independent registered public accounting firm.

The Audit Committee is currently composed of four directors: Mr. Klein, Chairman, Dr. Heron, Mr. Lapalme, and Mr. Meier. In 2008, the Audit Committee met ten times. The Audit Committee is governed by a written Audit Committee Charter adopted by the Board. In May 2008, our Board amended the written charter of our Audit Committee. The Audit Committee charter can be found in the Corporate Governance section of the Investors section of the Company’s website at www.bmrn.com. Information on our website is not incorporated by reference in this proxy statement.

The Board annually reviews the NASDAQ listing standards’ definition of independence for Audit Committee members and has determined that all members of the Company’s Audit Committee are independent

(as independence is currently defined in Rules 4350(d)(2)(A)(i) and (ii) of the NASDAQ listing standards). The Board has determined that Mr. Klein qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Klein’s level of knowledge and experience based on a number of factors, including his experience as managing director of a financial consulting and investment advisory firm and serving on other audit committees for public reporting companies. In making that determination, the Board relied on the past business experience of Mr. Klein. Please see the description of the business experience for Mr. Klein under the heading “Nominees for Director.”

REPORT OF THE AUDIT COMMITTEE(1)

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal financial controls. In this context, during fiscal year 2008, the Audit Committee met and held discussions with management and the independent registered accounting firm. Management has represented to the Audit Committee that the Company’s consolidated financial statements for the fiscal year end December 31, 2008 were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited financial statements of the Company with management of the Company and KPMG LLP, the Company’s independent registered public accounting firm. In addition, the Audit Committee has discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received from KPMG LLP the written disclosures and the letter required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence and has discussed with KPMG the firm’s independence from the Company and its management. Based on the foregoing, the Audit Committee has recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC. The Audit Committee and the Board also have recommended the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009.

Respectfully submitted on February 25, 2009 by the members of the Audit Committee of the Board of Directors:

Joseph Klein, III, Chairman

Elaine J. Heron, Ph.D.

Pierre Lapalme

Richard A. Meier

Compensation Committee

The Compensation Committee of the Board acts on behalf of the Board to review, adopt and oversee our compensation strategy, policies, plans and programs, including:

•

review and recommendation to the Board for approval of the compensation (i.e., salary, bonus, and stock-based compensation grants) and other terms of employment or service of our chief executive officer and outside directors;

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of BioMarin under the Securities Act of 1933, as amended (the “1933 Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

•	review and approve compensation and other terms of employment or service of our other executive officers and other officers reporting to our chief executive officer;

•	reviews with management the Company’s Compensation Discussion and Analysis and to consider whether to recommend that it be included in proxy statements and other SEC filings;

•	approving the goals and performance requirements, thresholds, and maximum funding for our annual bonus program; and

•	administering our 2006 Share Incentive Plan, our Non-Qualified Deferred Compensation Plan and our Amended and Restated 2006 Employee Stock Purchase Plan.

The Compensation Committee is currently composed of three directors: Dr. Lewis, Chairman, Mr. Grey and Dr. Lawlis. The Board has determined that all members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards). During 2008, the Compensation Committee met six times and acted by unanimous written consent twice.

The Compensation Committee has adopted a written charter that can be found in the Corporate Governance section of the Investor section of the Company’s website on at www.bmrn.com. Information on our website is not incorporated by reference in this proxy statement. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Information regarding consultants engaged by the Compensation Committee is provided in the Compensation Discussion and Analysis section of this proxy statement.

As required by its charter, the Compensation Committee conducts a self evaluation at least annually. The Compensation Committee also periodically reviews and assesses the adequacy of its charter, including the Compensation Committee’s role and responsibilities, and recommends any proposed changes to the Board for its consideration.

The performance and compensation process and specific determinations of the Compensation Committee with respect to executive compensation for 2008 and for certain elements of compensation for 2009 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee has ever been an executive officer or employee of the Company or any of our subsidiaries. None of our executive officers currently serves, or has served during the last completed fiscal year, on the Compensation Committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee. During 2008, no members of our Compensation Committee had any relationships requiring disclosure by us under the SEC’s rules requiring disclosure of certain relationships and related party transactions.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee (the “CGNC Committee”) is responsible for overseeing the selection of qualified candidates to serve as members of the Board and guiding our corporate governance philosophy and practices. To that end, the CGNC Committee is responsible for identifying individuals to fill vacancies on the Board, recommending nominees to be voted upon at the annual meeting of stockholders, recommending to the Board appointees to serve on committees of the Board, and overseeing the development and implementation of BioMarin’s corporate governance policies and code of ethics. A detailed discussion of Committee procedures for recommending candidates for election as a Director appears under the caption Procedures of the Corporate Governance and Nominating Committee.

The CGNC Committee also oversees policies including, but not limited to:

•	adoption of corporate governance guidelines;

•	establishing written charters for each Board committee and recommending changes to those charters from time to time when it deems appropriate;

•	reviewing and approving related party transactions with our directors, executive officers and 5% stockholders;

•	maintaining independence standards for each independent Board member;

•	requiring sessions of Board meetings without management present;

•	mandating execution of a standard of business ethics for every employee and Board member;

•	implementing, in conjunction with the Audit Committee, the independent audit function, and

•

establishing a toll-free telephone number for employees to anonymously report complaints relating to financial fraud, environmental hazards, illegal or unfair employment practices, and unethical behavior.

The members of the CGNC Committee are Dr. Heron, Chairman, Mr. Klein, and Dr. Lawlis. The CGNC Committee charter and the Corporate Governance Guidelines can be found in the Corporate Governance section of the Investor section of the Company’s website on at www.bmrn.com. Information on our website is not incorporated by reference in this proxy statement. The CGNC Committee met five times and acted by written consent once during 2008.

2008 Director Compensation

Our directors play a critical role in guiding our strategic direction and overseeing the management of BioMarin. The many responsibilities and risks and the substantial time commitment of being a director require that we provide adequate compensation commensurate with our directors’ workload and opportunity costs. Non-employee directors receive a combination of annual cash retainers, restricted stock grants, and stock option grants in amounts that correlate to their responsibilities in his or her service to us, based upon their respective levels of Board participation and responsibilities, including service on Board committees. Our only employee director, Mr. Bienaimé, receives no separate compensation for his service as a director.

The following table is a summary of the annual cash compensation paid to non-employee directors. Each applicable line item is an additional element of compensation.

Director Position	Annual Cash Compensation
All Independent Members	$40,000
Chairman of the Board	$30,000
Audit Committee Chair	$25,000
Audit Committee (Non-Chair)	$12,000
Compensation Committee Chair	$15,000
Compensation Committee (Non-Chair)	$7,500
Corporate Governance and Nominating Committee Chair	$10,000
Corporate Governance and Nominating Committee (Non-Chair)	$5,000
Liaison to Scientific Advisory Board	$8,000

Each non-employee director is automatically granted an initial options grant to purchase 30,000 shares of our common stock on the date that such person first becomes a non-employee director. On the date of our annual meeting of stockholders each re-elected director is granted options to purchase 15,000 shares of common stock and 2,500 restricted stock units. The restricted stock units vest in full on the one-year anniversary of the grant date. The option grant for a director that has served for less than a year is prorated to the nearest quarter. The shares subject to these options vest quarterly over one year. These options continue to vest only while the director serves. The exercise price per share of each of these options is 100% of the fair market value of a share of our common stock at the date of the grant of the option. These options have a term of 10 years.

In fiscal year 2008, options to purchase, in the aggregate, 105,000 shares were issued to the non-employee directors and 17,500 restricted stock units were awarded to non-employee directors under the 2006 Share Incentive Plan. The following table lists actual compensation paid to each of the directors during 2008 other than Mr. Bienaimé, who also served as a Named Executive Officer, as defined below.

Our Board members are eligible to enroll in our Deferred Compensation Plan under which participants may elect to defer all or a portion of their fees and restricted stock unit awards otherwise payable to them, and thereby defer taxation of these deferred amounts until actual payment of the deferral amounts in future years.

Director Compensation in 2008

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
Michael Grey	47,500	65,265	193,386	306,151
Elaine J. Heron, Ph.D.	61,500	75,060	222,067	358,627
Joseph Klein, III	68,750	75,060	222,067	365,877
Pierre Lapalme	81,500	86,928	250,748	419,176
V. Bryan Lawlis, Ph.D.	52,500	54,434	279,429	386,363
Alan J. Lewis, Ph.D.	63,000	75,060	222,067	360,127
Richard A. Meier	51,500	65,265	193,386	310,151

(1)	Director fees are generally paid quarterly in arrears within four weeks after the close of a quarter.
(2)	The amounts presented above represent the dollar amount recognized as compensation expense recognized for financial reporting purposes for the year ended December 31, 2008, in accordance with Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” (“SFAS 123R”), and include amounts attributable to restricted stock unit awards granted in and prior to 2008. Assumptions used in the calculation of these amounts are disclosed in Note 3 to the Company’s Financial Statements for the year ended December 31, 2008 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2008 (“2008 Annual Report”). Each director named above received a grant on May 22, 2008 of 2,500 restricted stock units with a grant date fair value under SFAS 123R of $96,475, based on the closing price of our common stock on that date of $38.59. Compensation expense for each of the directors is composed of $54,434 related to their respective grants made to them on May 22, 2008, which vest on the one-year anniversary of the grant date and the remainder of the compensation expense for each of the directors relates to their respective restricted stock unit grants made on June 7, 2007 which vested on June 7, 2008, the one-year anniversary of the grant date. However, as required, amounts shown in the table exclude the impact of estimated forfeitures related to service-based vesting conditions.
(3)

Reflects compensation expense for stock option grants recognized for financial reporting purposes for the year ended December 31, 2008, in accordance with SFAS 123R, include amounts attributable to awards granted in and prior to 2008. Assumptions used in the calculation of these amounts are disclosed in Note 3 to the Company’s Financial Statements for the year ended (5) December 31, 2008 included in the 2008 Annual Report. On May 22, 2008, each director named above was granted an option to purchase 15,000 shares of our common stock with a grant date fair value under SFAS 123R of $18.12 for each director.

Compensation expense for each director is composed of $164,705 related to their respective stock option grants on May 22, 2008 and the remainder of the expense related to the stock options granted in 2007.

Procedures of the Corporate Governance and Nominating Committee

The CGNC Committee is responsible for overseeing the selection of qualified candidates to serve as members of the Board and guiding our corporate governance philosophy and practices. The CGNC Committee is composed of three Directors, each of whom is “independent” under the listing qualifications of NASDAQ. The CGNC Committee operates according to a charter that complies with the guidelines established by NASDAQ.

The CGNC Committee has not adopted rigid procedures in selecting individuals to serve as members of the Board. Instead, it utilizes general guidelines that allow it to adjust the process to best satisfy the objectives it is attempting to accomplish in any director search. The first step in the general process is to identify the type of candidate the CGNC Committee may desire for a particular opening. This may involve locating candidates with specific backgrounds, skill sets, or experiences. Once identified, the CGNC Committee looks to the best method of finding a candidate who satisfies the specified criteria. The CGNC Committee may consider candidates recommended by management, by other members of the CGNC Committee, by the Board, by stockholders, or it may engage a third party to conduct a search for possible candidates. In considering candidates submitted by stockholders, the CGNC Committee will take into consideration the needs of the Board and the qualifications of the candidate. In order for a stockholder to have a candidate considered by the CGNC Committee, a stockholder should submit a written recommendation that includes: (i) the name and record address of the stockholder (and beneficial owner, if any, on whose behalf the nomination is made) and evidence of the stockholder’s and beneficial owner’s ownership of Company stock, including the number of shares owned and the length of time of ownership; (ii) a description of any agreement, arrangement or understanding with respect to the nomination between or among such stockholder and/or such beneficial owner and affiliates or others acting together, (iii) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder and such beneficial owners, (iv) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice, (v) whether the stockholder or any beneficial owner intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to elect the nominee and/or otherwise to solicit proxies from stockholders in support of such nomination and (vi) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for election of directors pursuant to Section 14 of the Exchange Act. With respect to each person whom the stockholder proposes to nominate for election as a director, the stockholder must include (i) the name, age, business address and residence address of the director candidate, (ii) the candidate’s resume or a listing of his or her qualifications to be a director (including principal occupation or employment), (iii) the class or series and number of shares of stock which are owned beneficially or of record by the person, (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for election of directors pursuant to Section 14 of the Exchange Act. The notice must also accompanied by a written consent of each proposed nominee to being named as a nominee if selected by the CGNC Committee and nominated by the Board. Stockholder recommendations should be addressed to the Corporate Governance and Nominating Committee in care of the Secretary of the Company at the address set forth under the heading Stockholder Communications with the Board of Directors.

Once candidates are identified, the CGNC Committee conducts an evaluation of qualified candidates. The evaluation generally includes interviews and background and reference checks. There is no difference in the evaluation process of a candidate recommended by a stockholder as compared to the evaluation process of a candidate identified by any of the other means described above. While the CGNC Committee has not established minimum criteria for a candidate, it has established important factors to consider in evaluating a candidate. These factors include: strength of character, mature judgment, business understanding, experience with the pharmaceutical and/or biotechnology industries, availability and level of interest, capacity to devote time to BioMarin Board activities, career specialization, relevant technical skills, diversity, and the extent to which the candidate would fill a present need on the Board.

If the CGNC Committee determines that a candidate should be nominated as a candidate for election to the Board, the candidate’s nomination is then recommended to the Board, and the Directors may in turn conduct their own review to the extent they deem appropriate. When the Board has agreed upon a candidate, such candidate is recommended to the stockholders for election at an Annual Meeting of stockholders or appointed as a Director by a vote of the Board as appropriate.

All of the current Directors have been recommended by the CGNC Committee to the Board for re-election as our Directors at the Annual Meeting, and the Board has approved such recommendations.

In 2008, the independent Board members re-appointed Mr. Lapalme as Chairman of the Board. The Chairman of the Board is responsible for:

•	approving Board meeting schedules and meeting agendas;

•	approving Board meeting materials;

•	leading executive sessions of the independent Board members;

•	setting meetings of independent Board members; and

•	being available for consultation with major stockholders.

Director and Officer Stock Ownership Guidelines

The Compensation Committee approved stock ownership guidelines for the directors, our chief executive officer, and senior vice presidents, which was approved by the Board in September 2007. Under these guidelines, executives are expected to use the shares of common stock obtained on the exercise of stock options or the shares of restricted stock received to establish significant level of direct ownership in BioMarin. Recommended as part of the guidelines, our chief executive officer should hold shares of the company with a value equal to at least five times his or her base salary and the senior vice presidents should hold shares of the company with a value equal to at least three times his or her base salary. All shares of restricted stock held by our officers, whether or not vested, are included in the calculations. To give the officers time to comply with this recommendation, the Compensation Committee determined that the officers should have until June 2013 to comply with these guidelines. As of December 31, 2008, Mr. Bienaimé beneficially held shares equal to 1.47 times his base salary, Drs. Kakkis and Baffi held shares equal to 3.6 and 3.11 times their base salary, respectively, and Messrs. Cooper and Aselage held shares equal to 1.09 and 2.62 times their base salary, respectively. Although the guidelines are not mandatory, the Compensation Committee will consider compliance with the guidelines in setting an officer’s compensation and the Corporate Governance and Nominating Committee will consider compliance with the guidelines when making decisions on nominating Directors for re-election. Please see Compensation Discussion and Analysis for more information regarding these guidelines.

Stockholder Communication with the Board of Directors

The Board has adopted a process for stockholders and others to send communications to the Board or any Director. All such communications should be sent by mail addressed to the Board or any particular Director at 105 Digital Drive, Novato, California 94949, c/o G. Eric Davis, the Company’s Vice President, General Counsel and Secretary.

Standards of Business Conduct and Ethics

The Board has adopted Standards of Business Conduct and Ethics that are applicable to all employees and directors, including our chief executive officer, chief financial officer, other executive officers and senior financial personnel. A copy of our Standards of Business Conduct and Ethics is available on our website at www.bmrn.com. Information on our website is not incorporated by reference in this proxy statement. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website. The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or waiver of, any provision of the Code of Business Conduct and Ethics by disclosing such information on the same website.

PROPOSAL TWO: RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR BIOMARIN

The Audit Committee of the Board has selected KPMG LLP, an independent registered public accounting firm, to audit our financial statements for the year ending December 31, 2009, and recommends that stockholders vote for ratification of such appointment. Although stockholder ratification is not required by our Bylaws or otherwise, the Board has determined that it is desirable to request approval of this selection by the stockholders as a matter of good corporate practice. Notwithstanding this selection, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year if the Audit Committee feels that such a change would be in our best interests of our stockholders. In the event of a negative vote on ratification, the Audit Committee may reconsider its selection.

Independent Registered Public Accounting Firm

Since June 11, 2002, KPMG LLP has served as our independent registered public accounting firm.

Representatives of KPMG LLP plan to attend the Annual Meeting and will be available to answer appropriate questions from stockholders and, although they do not expect to do so, they will have the opportunity to make a statement if they so desire.

The following is a summary of the fees and services provided for fiscal years 2008 and 2007.

Description of Services Provided by KPMG LLP	Year Ended December 31, 2008		Year Ended December 31, 2007
Audit Fees:	$831,032		$754,027
Audit Related Fees: These services relate to assurance and related services reasonably related to the performance of the audit or review of financial statements not included above.	none		none
Tax Compliance Fees: These services relate to the preparation of federal, state and foreign tax returns and other filings.	none		none
Tax Consulting and Advisory Services: These services primarily relate to the area of tax strategy and minimizing Federal, state, local and foreign taxes.	none		none
All Other Fees:	$67,465	(1)	none

(1)	Reflects fees paid to KPMG for non-audit services performed in 2008 for a control review over our Enterprise Resource Planning System implementation.

As provided in the Audit Committee charter, the Audit Committee pre-approves all of the services provided by its independent registered public accounting firm. 100% of the above services and estimates of the expected fees were reviewed and approved by the Audit Committee before the respective services were rendered.

The Audit Committee has considered the nature and amount of the fees billed by KPMG LLP and believes that the provision of the services for activities unrelated to the audit is compatible with maintaining KPMG LLP’s independence.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. IF YOU SIGN AND RETURN THE ENCLOSED PROXY CARD, OR VOTE VIA INTERNET OR TELEPHONE UNLESS YOU DIRECT TO THE CONTRARY ON THAT CARD, OR VIA INTERNET OR TELEPHONE, THE SHARES REPRESENTED BY THAT PROXY CARD WILL BE VOTED “FOR” THE RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

OTHER INFORMATION RELATED TO BIOMARIN, THE DIRECTORS

AND EXECUTIVE OFFICERS

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 1, 2009 as to: (i) each person, or group of affiliated persons, who is known by us to own beneficially more than 5% of our common stock; (ii) each of our directors; (iii) each of our Named Executive Officers, as defined below; and (iv) all of the directors and current executive officers as a group.

Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all the shares of our common stock beneficially owned by them, subject to community property laws, where applicable. The information with respect to each person specified was supplied or confirmed by such person or based upon statements filed with the SEC. Except as otherwise indicated, the mailing address for each stockholder in the table below is c/o BioMarin Pharmaceutical Inc., 105 Digital Drive, Novato, California 94949.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Number of Shares Subject To Options(1)	Percentage of Common Stock(2)
Citadel Investment Group, L.L.C.(3)	8,484,093	—	8.5%
Columbia Wanger Asset Management, L.P.(4)	6,646,400	—	6.6%
PRIMECAP Management Company(5)	7,789,460	—	7.8%
FMR LLC(6)	11,015,504	—	11.0%
T.Rowe Price Associates, Inc.(7)	7,428,390	—	7.4%
Michael Grey	55,000	48,750	*
Elaine J. Heron, Ph.D.	118,750	86,250	*
Joseph Klein, III(8)	58,750	26,250	*
Pierre Lapalme	121,500	108,750	*
V. Bryan Lawlis, Ph.D.	41,250	41,250	*
Alan J. Lewis, Ph.D.	68,750	56,250	*
Richard A. Meier(9)	50,000	48,750	*
Jean-Jacques Bienaimé(10)	897,576	886,659	*
Stephen Aselage	187,024	155,859	*
Jeffrey H. Cooper	115,255	110,209	*
Robert Baffi, Ph.D.	395,029	356,595	*
Emil D. Kakkis, M.D., Ph.D.(11)	441,502	397,227	*
All current executive officers and directors as a group (15 persons)	2,706,678	2,471,162	2.7%

*	Represents less than 1% of BioMarin’s outstanding common stock.
(1)	The “Number of Shares Subject to Options” enumerates for each 5% stockholder, director and Named Executive Officer and for all executive officers and directors in the aggregate, the shares of common stock subject to options exercisable within 60 days of March 1, 2009. These shares are included in the amounts shown under the “Number of Shares Beneficially Owned.”
(2)	The “Percentage of Common Stock” column is based on 99,947,289 shares of common stock outstanding on March 1, 2009. Shares of common stock subject to options that are exercisable within 60 days of March 1, 2009 are deemed outstanding and beneficially owned by the person holding the options or warrants for the purpose of computing the percentage ownership of the person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(3)

Information based upon statements filed on Schedule 13G/A with the SEC on February 13, 2009. The mailing address for Citadel Investment Group, L.L.C. is 131 S. Dearborn Street, 32nd Floor, Chicago, IL 60603. Citadel Investment Group, L.L.C., Citadel Investment Group II, L.L.C., Citadel Limited Partnership, Kenneth Griffin, Citadel Holdings I LP, Citadel Holdings II L.P., Citadel Advisors LLC, Citadel Equity Fund Ltd., Citadel Derivatives Trading Ltd. and Citadel Derivative Group LLC, each have shared voting power of 8,484,093 shares.

(4)	Information based upon statements filed on Schedule 13G/A with the SEC on February 5, 2009. The mailing address for Columbia Wanger Asset Management, L.P. is 227 West Monroe Street, Suite 3000, Chicago, IL 60606. The shares reported include shares held by Columbia Acorn Trust, a Massachusetts business trust that is advised by Columbia Wanger Asset Management, L.P. Columbia Acorn Trust holds approximately 6.6% of the shares of BioMarin.
(5)	Information is based upon statements filed on Schedule 13G/A with the SEC on February 12, 2009. The mailing address for PRIMECAP Management Company is 225 South Lake Avenue, #400, Pasadena, CA 91101.
(6)	Information based upon statements filed on Schedule 13G/A with the SEC on February 17, 2009. The mailing address for FMR LLC is 82 Devonshire Street, Boston, MA 02109. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 10,866,504 shares as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. Each of Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, have sole power to dispose of the 10,866,504 shares. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by Fidelity, which power resides with the Fidelity Fund’s Board of Trustees.
(7)	Information based upon statements filed on Schedule 13G with the SEC on February 12, 2009. The mailing address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.
(8)	The total number of shares reflected in the above table does not include 10,000 shares of common stock purchased by Mr. Klein after March 1, 2009.
(9)	The total number of shares reflected in the above table does not include 3,000 shares of common stock purchased by Mr. Meier after March 1, 2009.
(10)	The total number of shares reflected in the above table does not include 1,000 shares of common stock purchased by Mr. Bienaimé after March 1, 2009.
(11)	Dr. Kakkis retired from the Company as Chief Medical Officer on March 1, 2009, but continues to be employed by the Company as an advisor.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and reports of changes in the ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by the SEC to furnish us with copies of all Section 16(a) forms they file.

To the best of our knowledge, except as noted below based solely on a review of the copies of such reports furnished to us or written representation that no other reports were required, during the fiscal year ended December 31, 2008, all officers, directors, and greater than 10% stockholders complied with all Section 16(a) filing requirements.

Executive Officers

The following table sets forth certain information concerning our executive officers as of March 25, 2009.

Name	Age	Position with BioMarin
Jean-Jacques Bienaimé	55	Chief Executive Officer
Henry J. Fuchs, M.D., Ph.D.	51	Senior Vice President and Chief Medical Officer
Stephen Aselage	58	Senior Vice President, Global Commercial Development
Robert A. Baffi, Ph.D.	54	Senior Vice President, Technical Operations
Jeffrey H. Cooper	53	Senior Vice President, Chief Financial Officer
G. Eric Davis	38	Vice President, General Counsel and Secretary
Mark Wood	42	Vice President, Human Resources

There are no family relationships between any Director and any of our executive officers.

Stephen Aselage joined BioMarin in July 2005 and serves as our Senior Vice President, Global Commercial Development. From February 2004 to June 2005, Mr. Aselage served as Executive Vice President of Global Commercial Operations at Cell Therapeutics, a biotechnology company focused on cancer therapeutics. From September 2003 to January 2004, Mr. Aselage served as Senior Vice President of North American Sales and Marketing for Genzyme Corporation following Genzyme’s acquisition of Sangstat Medical Corporation where he had worked since February 1999. While at Sangstat, Mr. Aselage restructured the company’s sales, marketing and medical affairs groups. From 1996 through 1999, Mr. Aselage served as Director of Sales and Marketing at Advanced Tissue Sciences. Earlier in his career, Mr. Aselage held a variety of sales and sales management positions at biotechnology and pharmaceutical companies including Rhône-Poulenc Rorer Pharmaceuticals (now Sanofi-Aventis), Genentech, Inc., and Bristol Laboratories. Mr. Aselage holds a B.S. in biology from the University of Notre Dame.

Robert A. Baffi, Ph.D., joined BioMarin in May 2000 and currently serves as our Senior Vice President of Technical Operations, responsible for overseeing manufacturing, process development, quality, compliance and analytical chemistry departments. From 1986 to 2000, Dr. Baffi served in a number of increasingly responsible positions at Genentech, primarily in the functional area of quality control. Prior to Genentech, Dr. Baffi worked for Cooper BioMedical as a research scientist and at Becton Dickson Research Center as a post-doctoral fellow. Dr. Baffi has contributed to more than 20 regulatory submissions for product approval in the United States and Europe and to more than 50 regulatory submissions for investigational new drug testing. Dr. Baffi received a Ph.D., M. Phil and a B.S. in biochemistry from the City University of New York and an M.B.A. from Regis University.

Jeffrey H. Cooper, joined BioMarin in October 2003 and currently serves as our Senior Vice President, Chief Financial Officer. Prior to joining BioMarin, Mr. Cooper served as Vice President of Finance at Matrix Pharmaceutical, where he worked since June 1998. In his career, he held numerous finance-related positions within the health care and pharmaceutical industries, including corporate controller at Foundation Health Systems, and director of business analysis at Syntex Corporation, a company he worked for from 1983 to 1995. Mr. Cooper, a certified public accountant, earned a B.A. in economics from the University of California, Los Angeles, and an M.B.A. from Santa Clara University.

G. Eric Davis joined BioMarin in March 2004, and currently serves as our Vice President, General Counsel and Secretary. From 2000 to 2004, Mr. Davis worked in the San Francisco office of Paul, Hastings, Janofsky & Walker LLP, where he served on the firm’s national securities practice committee. Mr. Davis has represented public and private companies and venture capital and investment banking firms in a wide range of corporate and securities matters, mergers and acquisitions, strategic alliance matters, and intellectual property-related business transactions. His experience involves a variety of industries, including biotechnology and life sciences. Mr. Davis received a B.A. in political economy from the University of California, Berkeley, and a J.D. from the University of San Francisco School of Law.

Henry J. Fuchs, M.D., joined BioMarin on March 2, 2009 as our Senior Vice President and Chief Medical Officer. From September 2005 until December 2008, Dr. Fuchs served as Executive Vice President and Chief Medical Officer for Onyx Pharmaceuticals, a biopharmaceutical company. Dr. Fuchs was Chief Executive Officer of IntraBiotics, a biotechnology company. He originally joined IntraBiotics in 1996 as Vice President of Clinical Affairs before assuming the role of President and Chief Operating Officer in 2001. From 1987 to 1996, Dr. Fuchs was employed by Genentech where he held a number of positions of increasing responsibility. While there he led the clinical team that played an integral role in the approval of Herceptin, a breast cancer treatment, as well as Pulmozyme, a therapeutic for cystic fibrosis. Dr. Fuchs earned an M.D. degree from George Washington University and a B.A. in biochemical sciences from Harvard College. Dr. Fuchs serves on the board of Ardea Biosciences.

Mark Wood joined BioMarin in May 2004 as Senior Director, Human Resources and was appointed to his current position as Vice President of Human Resources in June 2006. From June 2002 to May 2004, Mr. Wood

was the sole proprietor of a human resources consulting practice assisting clients in the areas of compensation, leadership development, organizational effectiveness, and general human resources matters. From September 1999 to June 2002, Mr. Wood served as Vice President of Human Resources & Administration at AG Consulting, a global professional services firm that he joined in October 1998. Prior to joining AG Consulting, Mr. Wood was the manager of compensation and quantitative analysis at Genentech from 1993 to 1998 and held a variety of human resources positions at Wells Fargo Bank from 1991 to 1993. Mr. Wood holds a Master’s degree in Industrial and Labor Relations from Cornell University, and a Bachelor’s degree in Psychology and Management from the State University of New York at Buffalo.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the principles underlying our executive compensation decisions and the most important factors relevant to an analysis of these decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our Named Executive Officers (whom we refer to in this discussion as our NEOs) and places in perspective the data presented in the tables and other quantitative information that follows this section.

Compensation Objectives and Philosophy

We believe that attracting and retaining superior employees at all levels of the Company is a key to the success of our business and creating long-term stockholder value, and therefore is a primary goal of our compensation program. We recognize that highly qualified executives have many career opportunities and that their choices to pursue their careers with us may rest in party upon the compensation we offer. Accordingly, our compensation philosophy is to provide competitive overall compensation that attracts and retains top performers. To achieve these goals, our compensation program is structured to:

•	provide total compensation and compensation elements that are competitive with those companies that are competing for available employees;

•

provide a mix of compensation that provides a meaningful base compensation, with a potential to earn additional amounts based on achievement of defined corporate goals, generally with an expected completion within 12 months, and provide employees with the opportunity to share in the long-term growth of the Company through equity compensation; and

•	reward exceptional performance by individual employees.

The market for talented individuals in the biotechnology industry is very competitive nationally, and particularly in the San Francisco Bay Area. While we consider peer groups, as discussed below, and receive advice from an independent compensation consultant, no single factor is determinative in setting compensation structure or allocating among elements of compensation. To ensure that we are appropriately compensating our employees and that we have appropriate human resources to execute on our business plans, our Compensation Committee and our Board consider a wide variety of information and use their judgment in making compensation decisions. In order to ensure that our compensation is competitive, our Compensation Committee has adopted a goal to target typical base salaries at the 50th percentile and total compensation at the 75th percentile of our peer group although individuals may be paid above or below these levels based on their experience, performance, position requirements and/or future contribution to the business.

In reviewing the Company’s 2008 performance, the Compensation Committee considered the Company’s success during 2008 in advancing its product pipeline, including the approval of Kuvan tablets, the above expected revenue for Naglazyme, a 144% growth in total revenue over 2007 and the fact that 2008 was the first profitable full year in the Company’s history. In addition, the Compensation Committee took under consideration in making its decisions in 2008 regarding NEO compensation the fact that all the total compensation for the NEOs other than the CEO are significantly below the target of the 75th percentile of our peer group.

Our Compensation Committee

Our Compensation Committee is composed entirely of independent directors, within the meaning of NASD Marketplace Rule 4200(a)(15). Our Compensation Committee has responsibility for setting our general compensation policy, plans, and programs. The duties of the Compensation Committee include:

•	Recommending to the full Board the compensation of the Chief Executive Officer and outside directors;

•	Setting the compensation, both the specific elements (i.e., salary, bonus, and equity grants) and amount, of the other executive officers;

•	Approving the peer group for executive and director compensation benchmarking;

•	Approving the goals and performance requirements, thresholds, and maximum funding for our annual bonus program;

•	Administering our 2006 Share Incentive Plan and our Non-Qualified Deferred Compensation Plan; and

•	Consulting with outside experts in the review and analysis of executive and director compensation.

These responsibilities are detailed in the charter of the Compensation Committee. The full text of the Compensation Committee Charter can be found on our website at www.bmrn.com. The composition of the Compensation Committee is determined by our Board, after a recommendation by the Corporate Governance and Nominating Committee.

Compensation Process

The implementation of our compensation philosophy is done under the supervision of the Compensation Committee. The compensation for our Chief Executive Officer, Mr. Bienaimé (whom we refer to in this discussion as the CEO), is approved by our Board, after the Compensation Committee provides its analysis and recommendation. The Compensation Committee has direct responsibility for establishing the compensation for the direct reports to the CEO, including all of our executive officers. To assist the Compensation Committee, the CEO and the Vice President of Human Resources make recommendations to the Compensation Committee as to specific elements (i.e. salary, bonus and equity grants) of compensation. Management, under the guidelines and policies established by the Compensation Committee, makes decisions on all aspects of compensation for non-executive officer employees.

Our CEO, Mr. Davis, our Vice President, General Counsel and Secretary, and Mr. Wood, our Vice President, Human Resources, in addition to the Committee’s advisor, regularly attend portions of the Compensation Committee meetings for the purpose of providing analysis, information, and management’s recommendations on various human resources and compensation matters. These employees generally do not participate in the executive sessions of the Compensation Committee.

Throughout 2008 and continuing through the date of this proxy, the Compensation Committee engaged Radford Surveys Consulting (“Radford”), an Aon Consulting Company, as an independent advisor to the Compensation Committee. Radford conducted analysis and provided advice on, among other things, the appropriate peer group, CEO and executive compensation, equity compensation, and compensation trends in the biotechnology industry. Radford reports directly to the Compensation Committee, with the committee retaining sole authority to direct the work and employ the firm. As part of its analysis, Radford collected and analyzed compensation information from a comparative group of biotechnology companies or peer group approved by the Compensation Committee. The Compensation Committee evaluates the criteria used in establishing the peer group at least annually, to ensure that it appropriately represents the companies competing with us to attract and retain human talent. The Committee seeks input from management in addition to the independent advisor to ensure the group is consistent with the current business model. The list of companies in the peer group is approved based on various factors including size, market capitalization, stage of development, product revenue, and product focus. During 2008, we used a peer group that included biotechnology companies with a market capitalization of between $1-5 billion and expected revenues from product sales in 2008 of $100-500 million. Based on these criteria, the peer group included in the 2008 analysis by Radford was composed of the following companies: Alkermes, Inc.; Amylin Pharmaceuticals, Inc.; Cephalon Inc.; ImClone Systems Incorporated; Medicis Pharmaceuticals; Millennium Pharmaceuticals; Myriad Genetics; Onyx Pharmaceuticals Inc.; OSI Pharmaceuticals, Inc.; PDL Biopharma, Inc.; United Therapeutics; and Vertex Pharmaceuticals (the “2008 Peer Group”). The 2008 Peer Group was used when considering all of the recent compensation decisions.

Elements of Compensation Package

We generally provide three major categories of compensation: base salary, an annual cash bonus, and equity compensation. We believe that the combination of these three elements allow us to attract and retain employees in the very competitive San Francisco Bay Area and national market and to balance the motivation of all of our employees to execute on immediate goals and to remain conscious of our strategic imperatives and long-term goals.

The allocation of the individual components of compensation is based on a number of factors, including competitive market conditions and on classes of employees. Generally, the percentage of compensation at risk, either in the form of cash bonus or equity compensation, increases for more senior employees. Our executive officers have the highest percentage of their total compensation at risk and the highest percentage of total compensation allocated to equity compensation. We believe that this is appropriate as the more senior employees have more influence on whether or not we achieve our strategic imperatives and long-term goals.

The bonus program is an annual cash bonus, which is based on both meeting corporate and individual performance goals. The details of this program are discussed below.

Our equity compensation has historically been in the form of stock options. Our option grant practice is described below. Beginning in 2007, our Board and senior management began to receive a portion of their equity compensation in the form of restricted stock units. We believe that this is an appropriate adjustment to increase the share ownership of our management and to limit the total number of shares issued in our equity compensation program to be responsible to stockholder dilution concerns.

Additionally, we provide a comprehensive benefits package, including health insurance, dental insurance, life insurance, disability insurance, a 401(k) matching program, and an Employee Stock Purchase Plan, which is intended to meet the requirements of Section 423 of the Internal Revenue Code. These benefits are generally available to all employees on an equal basis, including our NEOs. The 401(k) matching program matches 100% of the employee’s contribution up to the lesser of 2% of salary or $4,000.

Salary Adjustments

We generally review our compensation practices on an annual basis in a process that takes several meetings. The first step in the process is that the Compensation Committee, with the support of management and our independent compensation consultant, reviews trends in the biotechnology compensation practices and reviews and approves the list of peer companies used in the later stages of the process.

Thereafter, management presents the Compensation Committee with recommendations regarding proposed adjustments to compensation elements and a variety of supporting data, including comparative compensation information from the approved peer group. This is presented individually for executive officers, including the NEOs, and based on classes of position for all other employees. Management includes significant supporting data with the presentation. These recommendations are discussed with and without management present and are discussed with the independent compensation consultant. The Compensation Committee then determines what, if any, adjustments to the compensation elements are appropriate for employees other than the CEO.

The Compensation Committee also reviews the market information provided by the independent compensation consultant, considers the CEO’s performance and experience, and makes recommendations for adjustments to the CEO’s compensation. These discussions are conducted in executive sessions without involvement by management. The Compensation Committee then presents the recommendations for the CEO to the Board for consideration and approval. All compensation decisions for the CEO must be approved by the Board. Prior to setting Mr. Bienaimé’s salary increase for 2008, the Committee engaged Radford to perform an independent review of Mr. Bienaimé’s compensation. In addition to the review, the Compensation Committee and the Board considered the Company’s success in advancing its product pipeline, including the approval of Kuvan tablets, the above expected revenue for Naglazyme, and the overall appreciation of the Company’s share price and determined an increase at the upper end of the peer group range was appropriate. In December 2007, the Board approved a 5.8% increase to Mr. Bienaimé’s salary.

In December 2007, the Compensation Committee began what is expected to be a two year process to bring executive base salary to, on average, the median of the peer group. Each NEO is also individually evaluated based on their experience and tenure. For instance, Mr. Aselage and Dr. Baffi have very significant experience at their current positions. Similarly, Drs. Baffi and Kakkis have served as the senior members of their respective areas at BioMarin for more than seven years each. Accordingly, the Compensation Committee believes that it is appropriate to compensate them at the higher end of the peer group. In contrast, Mr. Cooper and certain other executive officers such as Mr. Davis and Mr. Wood have comparably less tenure in their current position or with BioMarin. Accordingly, in December 2007 for fiscal year 2008, the Compensation Committee approved increases to base salaries for each of the NEOs ranging from 5.3% to 11.5%.

In setting Mr. Bienaimé’s base salary increase for 2009, the Compensation Committee and the Board considered the Company’s success in launching Kuvan and continuing to expand the Naglazyme revenue the initiation of the PEG-PAL trial, and the pre IND work related to GALNS, and balanced this against the challenging macro economic environment. In December 2008, the Board approved a 6% increase to Mr. Bienaimé’s base salary for 2009.

In December 2008, the Compensation Committee evaluated its continuing program to bring executive base salary, on average, to the median of the peer group. Each NEO was individually evaluated based on their experience and tenure. The Committee determined that, although the peer group targets continue to be the overall goal, because of the challenging macro economic conditions, it was appropriate to implement a more modest total salary increase and target accomplishing the overall compensation goal over a longer period of time. Accordingly, the Compensation Committee approved increases to base salaries, effective January 1, 2009, for each of the NEOs ranging from 0% to 10%.

Cash Bonus

We maintain a company wide annual cash bonus program. The bonus program is generally based on corporate performance, with adjustments made within a range for individual performance. The corporate performance determines the size of the entire bonus pool and the individual performance determines the actual pay out to each employee. The bonus is paid in the first quarter of each year, based on the employee’s performance in the prior year.

The bonus program, including specific objective and quantifiable corporate goals and target pay outs by level, are generally reviewed and approved by the full Board in December at the time the Board considers the budget for the following year. The goals are prepared in an interactive process in which the Compensation Committee worked with the CEO and other members of management to develop corporate performance goals that were set at levels that the Compensation Committee believed management could reasonably achieve if the company as a whole executes on its business plan. The corporate goals were designed to enhance long-term stockholder value by providing a foundation that will enable us to realize our long-term strategic plan. In setting these goals, the Compensation Committee seeks to provide appropriate short-term incentives to achieve near-term operational goals that directly support our longer-term goals of commercialization of current and new products. We have not disclosed the specific corporate goals as they are based on various strategic elements, each of which is confidential and the Compensation Committee has determined that disclosure of the goals can result in competitive harm to us. The following table describes the general nature of the goals for 2008, each of which was assigned a percentage weight consistent with the following order:

General Description	Total Funding Percentage
Goals related to financial performance including product revenue and net income	50%
Goals related to milestones for clinical programs	30%
Goals related to milestones for preclinical programs	20%

Total	100%

The following table describes the general nature of the goals for 2009 as approved by the Compensation Committee and the Board:

General Description	Total Funding Percentage
Goals related to financial performance including product revenue and net income	50%
Goals related to milestones for clinical programs (including programs with the first clinical trial anticipated for 2009)	40%
Goals related to milestones for preclinical programs	10%

Total	100%

For 2008, the clinical goals carried a 10% higher weighting than in 2007. The increase was due to the importance of furthering the PEG-PAL program and moving the GALNS for Morquio Syndrome Type A program from pre-clinical to clinical development. In 2008, our performance against our goals resulted in a calculated bonus pool of 114%. As a comparison, in 2007 and 2006, our performance against our goals resulted in a pay out in February 2008 and February 2007 of 109% and 104%, respectively, of the target bonus pool. The 2008 target bonus for each NEO expressed as a percentage of base salary is determined by the employee’s position at the company. The target bonus amounts for the NEOs for 2008 bonus (which was paid in February 2009) were: Mr. Bienaimé, 100% of base salary; Mr. Aselage, 40% of base salary; Drs. Kakkis and Baffi and Mr. Cooper, 35% of base salary. Mr. Bienaimé’s target bonus is at the higher end of the 2008 Peer Group. The Board determined that this higher target is appropriate given Mr. Bienaimé’s extensive experience as the chief executive of several biotechnology companies, and his demonstrated success in creating stockholder value and advancing our development as a company, and our target of establishing total compensation at the 75th percentile of the market. Mr. Aselage’s bonus is higher than the other NEOs due to his position as head of our commercial organization. In light of the challenging macro economic environment, the Compensation Committee determined that, although the bonus targets for the NEOs other than the CEO continue to be below the 75th percentile target, it would not make any adjustments to the target bonuses for the 2009 bonus program. The Board meets near the end of each year to review our performance against the prior year’s goals and approve the bonus pool pay out. At that time, the Board also approves the specific pay out to the CEO and the Compensation Committee approves the specific pay out to the other executive officers. In consultation with individual managers, our management then approves the individual pay outs to employees other than the executive officers. Individual pay outs from the bonus pool continued to depend on the employee’s position and individual performance. Consistent with prior years, and in recognition of the philosophy of the Compensation Committee and the CEO that the performance of the Company is determined in large part by the performance of the executive management acting collaboratively as a team, in December 2008, the Compensation Committee chose not to differentiate performance and approved a 2008 bonus for each executive equal to the executive’s target bonus amounts expressed as a percentage of base salary multiplied by the 114% company wide funding level. The purpose of this decision is to not only align the individual executive’s performance with the Company’s overall performance but to also minimize any personal or individual discretion that comes from setting individual objectives for executives. The specific amount paid to each NEO for 2008 is listed in the Summary Compensation Table.

The bonus program has various payout levels depending on our performance against the goals. If the corporate goals relating to financial performance, i.e. net income and Naglazyme and Kuvan revenue goals, are achieved, the pay out is based on a sliding scale. If we achieve 75% of our financial goal, 75% of the amount attributable to the goal will be funded. The amount funded increases proportionally up to a maximum of 200% of the amount associated with the goal, upon reaching 200% of target. The Board has also set a minimum achievement of 75% of the financial goal in order to fund any bonus amount for the financial performance goal. For the goals related to clinical and preclinical programs, each goal has three levels of performance, threshold, target and maximum, based on whether the company has accomplished the minimum acceptable level of performance (threshold), accomplished the goal (target) or exceeded it (maximum). If we do not attain at least the threshold performance level, there will be no pay out attributable to that goal. If we achieve the target goal, then 100% of the amount attributable to that goal will be funded and if we achieve the exceeded goal and the maximum performance level is achieved, then 125% of the amount attributable to that goal would be funded. We believe that in order to achieve an overall competitive pay program, including salary plus incentives, we need to allow for above target incentives for achieving our goals. We feel that this type of structure motivates executives to challenge their teams to not only meet but exceed goals that add value to our stockholders. In addition, as a commercial company, we are seeking to provide greater pay for performance elements to our plan tied to specific business outcomes that can increase stockholder value.

Equity Compensation

We grant stock options to virtually all new hires. Additionally, we currently make annual grants to almost all employees, the only general exception being employees who are performing below expectations or who have recently joined the Company. New hire grants for non-executives are approved by the CEO, subject to guidelines approved by the Compensation Committee. The guidelines are based primarily on competitive option grant practices in the market where we compete for employees. All other grants are approved by the Compensation Committee or the full Board. Pursuant to the terms of our 2006 Share Incentive Plan, the total awards issuable under the plan in a calendar year, net of other equity awards that expire or are surrendered under any of our plans, are limited to 3.5% of the total number of shares of our outstanding common stock.

The timing of the annual grant is the date of the annual meeting of stockholders. The Board elected to implement this process so that the options are granted on a predictable day each year and at a time that will tend to minimize the amount of material non-public information in the possession of the Board or the executive officers. As discussed below, the Board, following the recommendation of the Compensation Committee, elected to make a supplemental off-cycle option grant in December 2008.

After evaluating the structure of the equity awards to the NEOs, an adjustment was made for the June 2007 grant such that a portion of the equity awards granted to executive officers were restricted stock units to improve the retention value of the plan and manage overall dilution. We expect that in the future we will continue to evaluate the appropriate employee population to receive restricted stock grants.

The equity compensation granted to each employee, including the NEOs, in May 2008 was determined based upon a number of factors. The Compensation Committee gave particular consideration to the Company’s performance, and also considered equity grants of the 2008 Peer Group based on a Black-Scholes valuation. For a discussion of assumptions used in calculating the Black-Scholes valuation see Note (3) to the Company’s Financial Statements for the year ended December 31, 2008 included in the 2008 Annual Report. In determining the allocation of options and restricted stock units, the Compensation Committee considered a variety of factors, including the effect on the total number of shares to be issued under the 2006 Plan, peer group practices, and the comparative value of options and restricted stock units. Overall, the Compensation Committee sought to grant equity compensation at the 75th percentile of the 2008 Peer Group. This is consistent with the Compensation Committee’s overall goal of targeting total compensation at the 75th percentile. For the NEOs other than Mr. Bienaimé, the considerations in differentiating grants among the NEOs were principally tenure and experience, as discussed under Salary Adjustments. For Mr. Bienaimé, the principal consideration was evaluating the practices of the 2008 Peer Group and considering our performance against the 2008 Peer Group.

We have reviewed our historical option grant practices to consider if the options were properly dated. Based on such review, we believe that all options were issued on the date approved by the Board or a properly authorized committee and that the exercise price for each option issued since the date of our initial public offering was the closing price of our common stock on the date of issuance, unless the option grant specifically approved a different price in accordance with the terms of the option plan.

In December 2008, the Board, on the recommendation of the Compensation Committee elected to make a supplemental, broad based, option grant of 550,000 shares in the aggregate to all employees that had been employed by us for more than six months. Directors of the Company did not receive any additional option grants. This grant was made based on a number of considerations, principally, that the exercise price of substantially all options granted in the preceding two years was below the current market price of our common stock and the Board’s belief that this is principally due to macro economic conditions, rather than our particular performance. The grant was made to all eligible employees, without regard to individual performance, and was based on the employee’s position and as a ratio of the May 2008 target option grant for such position. The ratios were: for the CEO, 1:20; for the senior vice presidents and vice presidents, 1:6; and for all other employees, 1:3. The Committee and the Board believe that this methodology, which provides a disproportionate benefit to employees below the executive level, is appropriate as those employees have less ability to influence our share price and are more adversely affected by the current economic environment.

Perquisites

We provide our NEOs, along with other officers, a limited number of perquisites. An item is not a perquisite if it is integrally and directly related to the performance of the executive’s duties. An item is a perquisite if it confers a direct or indirect benefit that has a personal aspect, without regard to whether it may be provided for some business reason or for the convenience of the Company, unless it is generally available on a non-discriminatory basis to all employees.

We provide the following to our NEOs:

•

Reimbursement for Financial Planning and Tax Preparation. We reimburse our executive officers, including our NEOs, for personal financial planning and tax preparation. The benefit is limited to $3,500 annually for vice presidents and senior vice presidents who report directly to our CEO and $2,500 annually for all other vice presidents, and is taxable to the executive. The perquisite is intended to encourage executives to engage knowledgeable experts to assist with financial and tax planning.

•

Life Insurance. In addition to the life insurance generally provided to all employees, we provide Mr. Bienaimé with a fully paid, whole life insurance policy with a stated death benefit of $500,000 and a term life insurance policy with a death benefit of $1,000,000.

Nonqualified Deferred Compensation

Our NEOs, members of management, other highly compensated employees and members of the Board are eligible to enroll in our Deferred Compensation Plan under which participants may elect to defer all or a portion of their salary, annual cash bonus and restricted stock awards otherwise payable to them, and thereby defer taxation of these deferred amounts until actual payment of the deferral amounts in future years. This plan was implemented in 2006 as a financial planning tool for senior employees and allows them to save for retirement in a tax-effective way at minimal cost to us. The Board amended and restated the Deferred Compensation Plan on January 1, 2009 in order to comply with the Internal Revenue Code Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (“Section 409A”) and related Treasury Regulations. See the Nonqualified Deferred Compensation table for detailed information regarding the account balances for each NEO.

Post-Employment Obligations

We have employment agreements with each of our executive officers that include severance provisions. Under the terms of the employment contracts, with respect to each NEO other than Mr. Bienaimé, upon an involuntary termination by us without cause, or a termination by the executive under specific circumstances, such as a relocation more than 50 miles from their previous job location, a substantial reduction in the officer’s duties, status or reporting structure or a decrease in the officer’s base salary, the employment agreements provide for a cash severance payment equal to year’s base salary and target bonus. With respect to Mr. Bienaimé, except for a termination for cause, he is entitled to a cash severance payment equal to 200% of his base salary and continuation of medical insurance benefits for 30 months, depending on the nature of termination, acceleration of all unvested equity awards, and certain other benefits continuation and certain gross up payments to cover certain tax liabilities related to the severance payments.

In addition, pursuant to our Severance Plan, as amended and restated in March 2005, immediately upon a change of control, all unvested options held by each of the NEOs, other than Mr. Bienaimé, will immediately vest. The accelerated vesting occurs upon a change of control, whether or not the employee is terminated.

We believe that these provisions enhance retention in the face of the disruptive impact of a pending change in control of the company. In addition, the program is intended to align executive and stockholder interests by enabling executives to consider corporate transactions that are in the best interests of our stockholders and other constituents without undue concern over whether the transactions may jeopardize the executives’ own employment.

No benefits will be paid to Mr. Bienaimé under his employment agreement if the termination is for cause, for a voluntary resignation (other than as set forth above), or retirement. No benefits will be paid to the other executive officers under the employment agreements if the termination is for cause, for a voluntary resignation (other than as set forth above), retirement or due to death.

Please see Potential Payments Upon Termination or Change of Control for a more detailed discussion of the severance and change of control provisions in our NEO’s employment contracts.

Accounting and Tax Considerations.

Nonqualified Deferred Compensation—On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, adding Section 409A of the Code which changed the tax rules applicable to nonqualified deferred compensation arrangements. While the final Treasury regulations under Section 409A did not become effective until January 1, 2009, the Company believes it operated in good faith compliance with the provisions of Section 409A which became effective on January 1, 2005. A more detailed discussion of the Company’s nonqualified deferred compensation arrangements is provided under the heading “Non-qualified Deferred Compensation”.

Accounting for Stock-Based Compensation—Beginning on January 1, 2006, we adopted the provisions of SFAS 123R which require us to estimate and record an expense for each equity award over the vesting period of the award, and estimate prospective forfeitures. Generally, the Compensation Committee does not make compensation decisions based on the tax or accounting treatment of any particular form of compensation; however, it has considered and approved and may in the future consider the grant of alternative equity incentives to our NEOs in lieu of stock option grants in light of the accounting impact of SFAS 123R with respect to stock option grants and other considerations.

Section 162(m)— Section 162(m) of the Code limits our deduction for federal income tax purposes to not more than $1 million of compensation paid to certain executive officers in a calendar year. Compensation above $1 million may be deducted if it is “performance-based compensation.” The Board and the Compensation Committee regularly consider the impact of IRS Section 162(m), regarding the deductibility of compensation to certain executive officers in excess of $1,000,000 but have not yet established a policy for determining which forms of incentive compensation awarded to our executive officers will be designed to qualify as “performance-based compensation.” To maintain flexibility in compensating our executive officers in a manner designed to promote our goals, the Compensation Committee has not adopted a policy that allows all executive compensation to be deductible. To date, exclusive of stock option exercises, there have been a very limited number of executives whose salaries have exceeded this amount. The Committee and the Board will continue to evaluate the effects of the compensation limits of Section 162(m) on any compensation it proposes to grant, and may, in the future, consider qualifying the Company’s equity compensation plans and/or bonus plans so that compensation payable under those arrangements is fully deductible under Section 162(m).

Officer Stock Ownership Guidelines

In order to preserve the linkage between the interests of executives and those of stockholders, the Compensation Committee and the Board established share retention guidelines for our executives in 2007. Under these guidelines, executives are expected to use the shares of common stock obtained on the exercise of stock options or the shares of restricted stock received to establish significant level of direct ownership in BioMarin. Recommended as part of the guidelines, our CEO should hold shares of the company with a value equal to at least five times his or her base salary and the senior vice presidents should hold shares of the company with a value equal to at least three times his or her base salary. All shares of restricted stock held by our officers, whether or not vested, are included in the calculations. To give the officers time to comply with this recommendation, the Compensation Committee determined that the officers should have until June 2013 to comply with these guidelines. As of December 31, 2008, Mr. Bienaimé beneficially held shares equal to 1.47 times his base salary, Drs. Kakkis and Baffi held shares equal to 3.6 and 3.11 times their base salary, respectively, and Messrs. Cooper and Aselage held shares equal to 1.09 and 2.62 times their base salary, respectively. The Committee believes these retention requirements are an important tool in aligning the interests of the company’s executives with the long-term interests of the company’s stockholders.

COMPENSATION COMMITTEE REPORT(2)

The Compensation Committee is responsible for setting general compensation goals and operational guidelines for BioMarin personnel, for recommending the chief executive officer’s and director’s compensation for consideration by the full Board, for setting all elements of the compensation of the other executive officers of BioMarin, and for approving grants of stock options for executive officers of BioMarin. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted on March 17, 2009 by the members of the Compensation Committee of the Board of Directors:

Alan J. Lewis, Ph.D., Chairman

Michael Grey

V. Bryan Lawlis, Ph.D.

(2)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of BioMarin under the 1933 Act, or the 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Summary Compensation Table

The following table discloses compensation paid by us during 2008 to: (i) Jean-Jacques Bienaimé, our Chief Executive Officer; (ii) Jeffrey H. Cooper, our Chief Financial Officer; and (iii) Emil D. Kakkis, M.D., Ph.D., Robert A. Baffi, Ph.D. and Stephen A. Aselage, the three most highly-compensated officers other than the Chief Executive Officer and Chief Financial Officer who were serving as officers at the end of fiscal year 2008 and whose salary and bonus exceeded $100,000. These individuals are referred to as the “Named Executive Officers.”

Name and Principal Position	Year	Salary		Stock Awards(1)		Option Awards(2)		Non-Equity Incentive Plan Compensation(3)		All Other Compensation(4)			Total
Jean-Jacques Bienaimé Chief Executive Officer	2008 2007 2006	$ $ $	673,439 636,933 552,393	$ $ $	250,337 45,405 —	$ $ $	3,277,355 2,235,794 1,362,931	$ $ $	769,500 733,815 662,458	$ $ $	29,037 24,622 22,892	(5) (5) (5)	$ $ $	4,999,668 3,676,569 2,600,674
Jeffrey H. Cooper Senior Vice President, Chief Financial Officer	2008 2007 2006	$ $ $	314,714 279,519 254,039	$ $ $	78,361 18,162 —	$ $ $	590,626 488,533 319,961	$ $ $	123,690 96,773 55,590	$ $ $	5,999 8,684 7,557		$ $ $	1,113,390 891,671 637,147
Emil D. Kakkis, M.D., Ph.D. Senior Vice President, Chief Medical Officer	2008 2007 2006	$ $ $	348,519 299,885 290,197	$ $ $	92,508 22,702 —	$ $ $	809,859 642,802 416,760	$ $ $	139,650 108,675 81,750	$ $ $	4,000 6,316 6,222		$ $ $	1,394,536 1,080,380 794,929
Robert A. Baffi, Ph.D Senior Vice President, Technical Operations	2008 2007 2006	$ $ $	299,366 284,327 271,971	$ $ $	78,361 18,162 —	$ $ $	761,982 592,995 325,051	$ $ $	119,700 98,325 72,894	$ $ $	5,781 10,309 10,292		$ $ $	1,265,190 1,004,118 680,208
Stephen Aselage Senior Vice President, Global Commercial Development	2008 2007 2006	$ $ $	328,561 294,965 268,750	$ $ $	76,557 22,702 —	$ $ $	812,766 612,234 267,847	$ $ $	150,480 136,160 117,328	$ $ $	4,355 8,112 7,765		$ $ $	1,372,719 1,074,173 661,690

(1)	The amounts presented above represent the dollar amount recognized as compensation expense for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance FAS 123R, of restricted stock units awarded under our equity plans. There can be no assurance that the FAS 123R amounts will ever be realized. See Note 3 to the Company’s Financial Statements for the year ended December 31, 2008 included in the 2008 Annual Report for the assumptions we used to calculate these amounts.
(2)	The amounts presented above represent the stock-based compensation expense recognized during 2008 for stock option awards made in 2008 and previous years. See Note 3 to the Company’s Financial Statements for the year ended December 31, 2008 included in the 2008 Annual Report for the assumptions we used to calculate these amounts.
(3)	Amounts noted for 2008 represent amounts earned by Named Executive Officers during 2008, but paid in 2009. Amounts noted for 2007 represent amounts earned by the Named Executive Officers during 2007, but paid in 2008. Amounts noted for 2006, represent amounts earned by the Named Executive Officers during 2006, but paid in 2007.
(4)	These amounts represent the premiums paid for life insurance benefits, personal tax preparation/financial planning consultation and vested 401(k) matching for each Named Executive Officer.
(5)	Includes payments of life insurance premiums of $18,641 and $21,485 and a reimbursement of personal tax preparation/financial planning services of $3,325 and $3,552 for 2007 and 2008, respectively. Also includes payments of $15,573 and $2,825 for payments of life insurance premiums and reimbursement of personal tax preparation/financial planning services, respectively for 2006, as well as the value of certain event tickets used by Mr. Bienaimé for personal use. We purchase season tickets to the local professional basketball team, a local professional baseball team, and the local symphony for business entertaining and other corporate purposes. These tickets are available to all employees, but the executive officers have preferential access to the tickets and may use them for personal use.

Grants of Plan-Based Awards

The following table sets forth certain information for each plan-based award during fiscal year 2008 to each of the Named Executive Officers.

Name(a)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(#)	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Share)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)
Jean-Jacques Bienaimé	05/22/08	—	—	—	—	425,000	38.59	7,701,000
	05/22/08	—	—	—	30,000	—	—	1,157,700
	—	506,250	675,000	843,750	—	—	—	—
	12/17/08	—	—	—	—	22,000	17.86	190,080
Jeffrey H. Cooper	12/17/08	—	—	—	—	11,000	17.86	95,040
	05/22/08	—	—	—	8,000	—	—	308,720
	—	81,375	108,500	135,625	—	—	—	—
	05/22/08	—	—	—	—	60,000	38.59	1,087,200
Robert A. Baffi, Ph.D.	05/22/08	—	—	—	—	65,000	38.59	1,177,800
	12/17/08	—	—	—	—	11,000	17.86	95,040
	05/22/08	—	—	—	8,000	—	—	308,720
	—	78,750	105,000	131,250	—	—	—	—
Emil D. Kakkis, M.D., Ph.D.	05/22/08	—	—	—	—	70,000	38.59	1,268,400
	05/22/08	—	—	—	9,000	—	—	347,310
	—	91,875	122,000	153,125	—	—	—	—
Stephen Aselage	05/22/08	—	—	—	—	80,000	38.59	1,449,600
	12/17/08					11,000	17.86	95,040
	05/22/08	—	—	—	10,000	—	—	385,900
	—	99,000	132,000	165,000	—	—	—	—

(1)	Amounts represent potential payments under our 2008 bonus plan, which was paid in 2009. For further discussion on our bonus program, please see the Compensation Discussion and Analysis and see the Summary Compensation Table for amounts actually paid under the 2008 bonus plan.
(2)	Options were granted at an exercise price equal to the closing price of our common stock on NASDAQ on the date of the grant.
(3)	The amounts presented above represent the grant date fair value of the restricted stock award or option grant in accordance SFAS 123R.

The number of options and restricted stock units granted to the Chief Executive Officer are determined based on recommendations by the Compensation Committee and are approved by the Board and the number of options and restricted stock units granted to the other Named Executive Officers are determined by the Compensation Committee. Please see Compensation Discussion and Analysis for additional information regarding grant practices. Except as otherwise noted, options vest 6/48ths on the six month anniversary of the date of grant, and 1/48th per month thereafter for 3.5 years, and remain exercisable for ten years after the date of grant. Restricted stock units vest in four equal quarters on the anniversary of the date of the grants.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding unexercised options granted pursuant to equity awards as of the end of fiscal year 2008 for each of the Named Executive Officers.

Outstanding Equity Awards at 2008 Fiscal Year-End

	Option Awards					Stock Awards
Name(a)	Number of Securities Underlying Unexercised Options Exercisable(#)	Number of Securities Underlying Unexercised Options Unexercisable(#)		Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(13)
Jean-Jacques Bienaimé	111,764	0		6.46	5/10/15	15,000	(11)	267,000
	162,500	0		9.86	11/10/15	30,000	(12)	534,000
	161,458	88,542	(2)	12.99	5/10/2016
	108,333	54,167	(3)	12.99	5/10/2016
	61,979	363,021	(4)	38.59	5/21/18
	0	22,000	(5)	17.86	12/16/18
	130,208	119,792	(6)	17.54	11/19/16
	60,000	100,000	(7)	17.33	6/7/17

Jeffrey H. Cooper	1,459	0		5.15	8/18/2014	6,000	(11)	106,800
	12,500	1,250	(8)	6.13	1/6/15	8,000	(12)	142,400
	12,500	16,250	(9)	11.74	1/5/2016
	31,250	28,750	(4)	17.54	11/19/2016
	22,500	37,500	(7)	17.33	6/6/2017
	8,750	51,250	(4)	38.59	5/21/18
	0	11,000	(5)	17.86	12/16/18

Robert A. Baffi, Ph.D.	163,888	0		6.48	5/10/15	6,000	(11)	106,800
	32,083	2,917		6.13	1/7/15	8,000	(12)	142,400
	54,687	20,313	(9)	11.74	1/5/2016
	46,875	43,125	(6)	17.54	11/19/2016
	22,500	37,500	(7)	17.33	6/6/2017
	9,479	55,521	(4)	38.59	5/21/18
	0	11,000		17.86	12/16/18

Emil D. Kakkis, M.D., Ph.D.	50,000	0		9.50	1/1/2011	7,500	(11)	133,500
	25,000	0		13.24	1/1/2012	9,000	(12)	160,200
	50,000	0		6.43	1/05/13
	75,000	0		7.76	12/30/2013
	40,916	2,084	(7)	6.13	1/7/2015
	17,083	2,917	(10)	8.05	7/17/2015
	54,687	20,313	(9)	11.74	1/5/2016
	52,083	47,917	(6)	17.54	11/19/2016
	26,250	43,750	(7)	17.33	6/6/17
	10,208	59,792	(4)	38.59	5/21/18

Stephen Aselage	24,090	0		7.16	6/30/15	7,500	(11)	133,500
	14,687	20,313	(9)	11.74	1/5/16	10,000	(12)	178,000
	52,083	47,917	(6)	17.54	11/19/16
	26,250	43,750	(7)	17.33	6/7/17
	11,666	68,334	(4)	38.59	5/21/18
	0	11,000	(5)	17.86	12/16/18

(1)	Represents the closing market price of our common stock on the grant date.
(2)	Unexercisable portion vests 1/48th of total number of options granted on the 11th day of every month.
(3)	Unexercisable portion vests on May 11, 2009.

(4)	Unexercisable portion vests 1/48th of total number of options granted on the 22nd of every month.
(5)	Unexercisable portion vests 6/48ths on June 17, 2009 and then 1/48th of total number of options granted on the 17th of every month thereafter.
(6)	Unexercisable portion vests 1/48th of total number of options granted on the 20th of every month.
(7)	Unexercisable portion vests 1/48th of total number of options granted on the 7th of every month.
(8)	Unexercisable portion vests on January 7, 2009.
(9)	Unexercisable portion vests 1/48th of total number of options granted on the 6th of every month.
(10)	Unexercisable portion vests 1/48th of total number of options granted on the 18th of every month.
(11)	Unexercisable portion of restricted stock units awarded on June 7, 2007 vests 5,000 shares on June 7, 2009, June 7, 2010 and June 7, 2011.
(12)	Unexercisable portion of restricted stock units awarded on May 22, 2008 vests 7,500 on June 22, 2009, June 22, 2010 and June 22, 2011.
(13)	The value of restricted stock units shown in the table was calculated using the closing price of our common stock on December 31, 2008 ($17.80).

Options Exercises and Stock Vested

The following table sets forth the number and value of options exercised and share awards that vested in fiscal year 2008 for each of the Named Executive Officers.

Options Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting ($)(2)
Jean-Jacques Bienaimé	82,350	2,550,132	5,000	191,000
Jeffrey H. Cooper	55,625	1,573,473	2,000	76,440
Robert A. Baffi, Ph.D.	204,355	4,453,111	2,000	76,440
Emil D. Kakkis, M.D., Ph.D.	202,000	5,505,149	2,500	95,550
Stephen Aselage	85,910	2,448,820	2,500	95,550

(1)	The value realized upon exercise of stock options reflects the price at which shares acquired upon exercise of the stock options were sold or valued for income tax purposes, net of the exercise price for acquiring the shares.
(2)	The value realized on vesting of restricted stock units was calculated as of the product of the opening price of a share of our common stock on the first trading day after the vesting date ($38.22), multiplied by the number of shares vested.

Pension Benefits

There is no retirement pension plan provided for the Named Executive Officers.

Nonqualified Deferred Compensation

The following table sets forth certain information with respect to our Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”).

The Deferred Compensation Plan allows members of management, other highly compensated employees and members of the Board to make voluntary irrevocable deferrals of the compensation that they would otherwise be paid by us to specified future dates, employment termination, hardship events, disability, retirement or death. Participants are permitted to defer up to 100% of salary, annual cash bonus and restricted stock awards, subject to limitations to allow us to make necessary withholding payments. Plan participants’ deferred compensation is 100% vested under the Deferred Compensation Plan. We may make additional direct contributions to the Deferred Compensation Plan for the benefit of the participants, but any such contributions must be approved by the Board. Our contributions, if any, will become 100% vested after three years of service with us (or such other time as we designate at the time of the contribution), or upon a change of control, death or disability. Participants have an unsecured contractual commitment by us to pay the amounts that become due under the Deferred Compensation Plan. Deferred compensation may be held in trust and is deemed invested based on participant direction as allowed by the Deferred Compensation Plan. Participants’ accounts are credited or debited with the increase or decrease in the realizable net asset value of the designated deemed investments in accordance with the ratio which the portion of the account of each participant which is deemed to be invested within that investment option bears to the aggregate of all amounts deemed to be invested within that investment option. Any funds held in a trust will be our sole property, subject to any claims of general creditors in the event of bankruptcy, and plan participants will have no vested interest with respect to such trust fund.

Name	Executive Contributions in 2008 ($)(1)		Registrant Contributions in 2008 ($)	Aggregate Earnings in Last FY ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 2008 ($)(2)
Jean-Jacques Bienaimé	—		—	1,091	(4)	136,750	89,006
Jeffrey H. Cooper	91,582	(3)	—	2,337	(4)	54,700	107,205
Robert A. Baffi, Ph.D	—		—	—		54,700	35,600
Emil D. Kakkis, M.D., Ph.D.	—		—	—		68,375	44,500
Stephen Aselage	131,470	(3)	—	2,685	(4)	68,375	243,408

(1)	Executive contribution amounts are also included in the salary column of the Summary Compensation Table.
(2)	Amounts include contributions of $720,245 by Mr. Bienaimé and $51,750 for Mr. Aselage, which were previously reported in the Summary Compensation Table for 2006 and contributions of $67,870, $19,656, $19,656, $24,571 and $118,762 for Mr. Bienaime, Mr. Cooper, Mr. Baffi, Dr. Kakkis and Mr. Aselage, respectively, which were previously reported in the Summary Compensation Table for 2007.
(3)	Contributions made by Mr. Cooper and Mr. Aselage during 2008 include $91,582 and $131,470, respectively, of compensation included in the “salary” column of the Summary Compensation Table.
(4)	Aggregate earnings for Mr. Bienaimé, Mr. Cooper and Mr. Aselage during 2008 include $1,091, $2,337 and $2,685, respectively, of dividends and interest.

Potential Payments Upon Termination or Change-in-Control

We entered into an employment agreement with Mr. Bienaimé at the time of his hire and with each of our other executive officers, including the Named Executive Officers (NEOs), on April 9, 2007 or upon their date of hire. On January 1, 2009, to comply with the changes to Section 409A of the Code, we amended and restated the employment agreements with each of our executive officers, including Mr. Bienaimé. The following discussion is based on such agreements and for our NEOs other than Mr. Bienaimé, our Severance Plan. The amount and type of compensation payable to each NEO upon termination of employment under various circumstances and upon a change of control are described below.

Payments on Termination

The amount and type of compensation payable to each NEO upon termination of employment under various circumstances are described below. There are three general categories of terminations, which are:

•

voluntary termination of employment by the NEO for reasons not constituting constructive termination, which we refer to as voluntary termination; retirement of the NEO; and termination of the NEO’s employment by us for cause, as such term is defined in the employment agreements and in our stock plans, which we refer to as termination for cause;

•

termination of the NEO’s employment by us for reasons not constituting cause, such as due to a companywide or departmental reorganization, or a resignation by the NEO constituting constructive termination, such as a change in work location of more than a specified distance from the previous location, which we refer to as involuntary termination without cause; and

•	termination of the NEO’s employment in connection with a change in control.

Compensation upon Voluntary Termination, Retirement or Termination for Cause

A termination of employment due to voluntary termination, retirement, or termination for cause does not entitle the NEOs to any payments or benefits other than the accrued salary and vacation pay and vested benefits described above. Such compensation and benefits are available to salaried employees generally, except that any amounts payable to the NEOs upon termination under our Deferred Compensation Plan would not be applicable to certain employees as only employees with the title of vice president, senior director, and director are entitled to participate in our Deferred Compensation Plan. Stock awards held by our NEOs will not be subject to accelerated vesting or otherwise enhanced in the event of voluntary termination, retirement, or termination for cause.

Compensation upon Involuntary Termination without Cause

Each of the NEOs’ employment agreements include specific benefits upon involuntary termination by us without cause. For each of the NEOs other than Mr. Bienaimé, these benefits consist of a lump sum payment equal to year’s base salary and target bonus, payable within two weeks after separation of employment, conditioned on the NEO signing our standard severance and release agreement. These agreements do not provide for the accelerated vesting or other enhancement of equity awards upon an involuntary termination without cause.

With respect to Mr. Bienaimé, if we terminate Mr. Bienaimé’s employment without cause or if Mr. Bienaimé resigns for good reason or becomes permanently disabled while employed by us or if we file for bankruptcy, Mr. Bienaimé will be entitled to receive the following “Termination Compensation”: (i) cash severance payment in an amount equal to his then current annual base salary as of the date of termination for a period of 24 months; (ii) a cash bonus equal to 100% of his base salary for such year provided that our senior vice presidents are paid bonuses under our bonus plan for the year of his termination, and provided that certain performance goals are met; (iii) a continuation of all health benefits paid by us for a period of 24 months after the date of termination; (iv) a cash payment of $18,000 for outplacement services (plus an amount for taxes payable on such cash payment); (v) the fully-paid whole life insurance policy with a stated death benefit of $500,000 maintained for Mr. Bienaimé (plus an amount for taxes payable on imputed income and such amount for taxes); (vi) a cash payment of up to $5,000 for tax preparation (plus an amount for taxes payable on such cash payment); (vii) our annual contribution to Mr. Bienaimé’s 401k plan for the year of termination to the extent allowable; and (viii) automatic vesting of all options granted to Mr. Bienaimé that have not vested as of the date of termination, provided that Mr. Bienaimé remains in full compliance with his non-competition agreement and confidentiality agreement during the 24-month period. The Enhanced Termination Compensation is payable in one lump sum within thirty days after termination.

Compensation upon Termination of Employment in Connection with Change in Control

Each of the Named NEOs who are involuntarily terminated without cause or constructively terminated within a designated period following a change in control are entitled to certain benefits. For each NEO other than Mr. Bienaimé, these benefits consist of a lump sum payment equal to one year’s base salary and target bonus, payable within two weeks after separation of employment, conditioned on the NEO signing our standard severance and release agreement.

With respect to Mr. Bienaimé, if we terminate Mr. Bienaimé’s employment without cause or if Mr. Bienaimé resigns for good reason or becomes permanently disabled while employed by us, in any such case following a change of control, Mr. Bienaimé will be entitled to receive the following “Enhanced Termination Compensation”: (i) cash severance payment equal to 200% of the base salary that he would have collected over the Enhanced Severance period of 30 months; (iii) a continuation of all health benefits paid by us for a period of 30 months after the date of termination; (iv) a cash payment of $18,000 for outplacement services (plus an amount for taxes payable on such cash payment); (v) the fully-paid whole life insurance policy with a stated death benefit of $500,000 maintained for Mr. Bienaimé (plus an amount for taxes payable on imputed income and such amount for taxes); (vi) a cash payment of up to $5,000 for tax preparation (plus an amount for taxes payable on such cash payment); (vii) our annual contribution to Mr. Bienaimé’s 401k plan for the year of termination to the extent allowable; and (viii) automatic vesting of all options granted to Mr. Bienaimé that have not vested as of the date of termination, provided that Mr. Bienaimé remains in full compliance with his non-competition agreement and confidentiality agreement during the 30-month period. The Enhanced Termination Compensation is payable in one lump sum within thirty days after termination.

If amounts payable to Mr. Bienaimé as the result of a change of control would result in a parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), which would be subject to an excise tax under Code Section 4999, or interest or penalties are incurred with respect to such excise tax, we will pay Mr. Bienaimé an additional payment such that, after payment by Mr. Bienaimé of all taxes imposed upon this payment and any interest or penalties imposed with respect to such taxes, Mr. Bienaimé retains an amount equal to the sum of: (i) the excise tax (including interest and penalties) imposed; and (ii) the product of any income tax deductions disallowed to Mr. Bienaimé because of the inclusion of the payment in his adjusted gross income, and the highest applicable marginal rate of federal income taxation for the calendar year in which the payment is to be made.

Estimated Potential Payments on Termination or Change of Control

The table below sets forth the estimated current value of payments and benefits to each of the NEOs upon a change of control as described above. The amounts shown assume that the triggering events occurred on December 31, 2008 and do not include (i) benefits earned during the term of the NEO’s employment that are available to all salaried employees, such as accrued vacation; (ii) benefits paid by insurance providers under life and disability policies; and (iii) benefits previously accrued under the Nonqualified Deferred Compensation Plan. The actual amounts of payments and benefits that would be provided can only be determined at the time of the NEO’s separation from the Company.

With respect to each NEO other than Mr. Bienaimé, under the Company’s Severance Plan, effective immediately upon a change of control, all unvested option awards automatically vest in full. Mr. Bienaimé’s option awards only vest if he is terminated without cause or if Mr. Bienaimé resigns for good reason or becomes permanently disabled while employed by us, as described above. Per SEC rules, the value of accelerated options shown in the table below is the aggregate spread between $17.80 and the exercise prices of the accelerated options, if less than $17.80.

Executive Benefits and Payments Upon Termination	Involuntary Termination Without Cause	Change in Control- Continued Employment		Change in Control- Terminated
Jean-Jacques Bienaimé(1):
Base Salary	$1,350,000	—		$3,336,911
Short-term Incentive	$675,000	—		—
Stock award vesting acceleration	—	$764,576	(2)	$764,576	(2)
Benefits and Perquisites
Benefit Continuation	$43,826	—		$43,826
Life Insurance Proceeds	—	—		$272,248
Outplacement Services	$25,389	—		$25,389
Financial Planning Services	—	—		$7,053
401K Match	—	—		—
280G Tax Gross-up	—	—		$1,825,285

Total	$2,094,215	$764,576	(2)	$6,950,288

Jeffrey H. Cooper:
Base Salary	$310,000	—		$310,000
Short-term Incentive (based on % of base salary)	$93,000	—		$93,000
Stock award vesting acceleration	—	$138,163	(3)	$138,163	(3)
Benefits and Perquisites:
Benefit Continuation	$13,788	—		$13,788

Total	$416,788	$138,163		$554,951

Emil D. Kakkis, M.D., Ph.D.:
Base Salary	$350,000	—		$350,000
Short-term Incentive (based on % of base salary)	$122,500	—		$122,500
Stock award vesting acceleration	—	$208,879	(4)	$208,879	(4)
Benefits and Perquisites:
Benefit Continuation	$17,531	—		$17,531

Total	$490,031	$208,879		$698,910

Robert A. Baffi, Ph.D.:
Base Salary	$300,000	—		$300,000
Short-term Incentive (based on % of base salary)	$105,000	—		$105,000
Stock award vesting acceleration	—	$185,976	(5)	$185,976	(5)
Benefits and Perquisites:
Benefit Continuation	$15,533	—		$15,533

Total	$420,533	$185,976		$606,509

Stephen Aselage:
Base Salary	$330,000	—		$330,000
Short-term Incentive (based on % of base salary)	$132,000	—		$132,000
Stock award vesting acceleration	—	$156,118	(6)	$156,118	(6)
Benefits and Perquisites:
Benefit Continuation	$17,531	—		$17,531

Total	$479,531	$156,118		$635,649

(1)	No incremental benefits are due should death of the employee occur, except for amounts due for services previously rendered, and those due under the life insurance policies.
(2)	Based on market price of $17.80. Relates to 747,522 options that would accelerate upon vesting.
(3)	Based on market price of $17.80. Relates to 146,000 options that would accelerate upon vesting.
(4)	Based on market price of $17.80. Relates to 176,773 options that would accelerate upon vesting.
(5)	Based on market price of $17.80. Relates to 170,376 options that would accelerate upon vesting.
(6)	Based on market price of $17.80. Relates to 191,314 options that would accelerate upon vesting.

Equity Compensation Plans

The following table provides certain information with respect to all of BioMarin’s equity compensation plans in effect as of December 31, 2008.

Plan Category	Number of securities To be issued upon Exercise of Outstanding options, Warrants and rights(1)	Weighted average Exercise price of Outstanding Options, warrants And rights	Number of securities Remaining available For future issuance Under equity Compensation plans
Equity compensation plans approved by stockholders	12,075,152	$19.94	6,079,953
Equity compensation plans not approved by stockholders	—	—	—

Total(2)	12,075,152	$19.94	6,079,953

(1)	Does not include any shares of our common stock issuable under our Amended and Restated 2006 Employee Stock Purchase Plan. The Company issues shares under this plan once every six months based on employee elections in the preceding six months. Pursuant to the terms of this plan, the number of shares to be issued and the price per share is not determined until immediately before the date of issuance. Also, does not include 225,255 restricted stock units that were outstanding at December 31, 2008 with a weighted average exercise price of $31.06 per share.
(2)	As of March 1, 2009, the number of securities to be issued upon exercise of outstanding options was 11,977,300 with a weighted average exercise price of $20.01 per share and a weighted average remaining term of 7.58 years.

2006 Share Incentive Plan

The BioMarin Pharmaceutical Inc. 2006 Share Incentive Plan (the “2006 Share Incentive Plan”) was adopted by the Board in May 2006, and replaced the 1998 Director Option Plan (the “1998 Plan”). It was approved by our stockholders on June 21, 2006. The Board approved a technical amendment to the 2006 Share Incentive Plan in January 2009 to comply with the changes to Section 409A of the Code. The 2006 Share Incentive Plan provides for the grant of nonstatutory stock options to non-employee directors. A total of 15,000,000 shares of BioMarin common stock have been reserved for issuance under the 2006 Share Incentive Plan.

In the event of a merger or the sale of substantially all of our assets, each option issued under the 1998 Plan and the 2006 Share Incentive Plan may be assumed or substituted by the successor corporation. Pursuant to our change of control policy all outstanding options vest on a change of control. If the successor corporation does not agree to assume or substitute options, each option becomes fully vested and exercisable for a period of 30 days from the date the Board notifies the optionee of the option’s full exercisability, after which period the option terminates.

Options granted under the 1998 Plan and 2006 Share Incentive Plan are required to be exercised within three months of the end of the optionee’s tenure as a Director, or within 12 months after termination by death or disability, or within the original option expiration if the Director retires from the Board after having served 4.5 years, but in no event later than the expiration of the option’s ten-year term. No option granted under the 1998 Plan or the 2006 Share Incentive Plan is transferable by the optionee other than by will or the laws of descent or distribution. Each option is exercisable, during the lifetime of the optionee, only by the optionee. Unless sooner terminated by the Board, the 2006 Share Incentive Plan will terminate automatically 10 years from the effective date of the 2006 Share Incentive Plan.

Transactions with Related Persons, Promoters, and Certain Control Persons

Since January 1, 2008, there has not been nor is there currently proposed any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any Director, executive officer, holder of more than 5% of our common stock, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than: (i) compensation agreements and other arrangements, which are described elsewhere in this proxy statement; and (ii) the transactions described below.

Harbor-UCLA Research Educational Institute (REI) licenses certain intellectual property and provides other research services to us. We are also obligated to pay REI royalties on future sales of products covered by the license agreement. Our joint venture with Genzyme is subject to a second agreement with REI that requires the joint venture to pay REI a royalty on sales of Aldurazyme through November 2019, of which Emil D. Kakkis, M.D., Ph.D., our former Chief Medical Officer, is entitled to certain portions, per the terms of the agreement. The license agreement was effective before Dr. Kakkis was one of our officers. Pursuant to these agreements, REI was entitled to payments of $5.8 million, $7.4 million and $9.1 million during 2006, 2007 and 2008, respectively, and from this amount, Dr. Kakkis was entitled to approximately $1.1 million, $1.4 million and $1.8 million during 2006, 2007 and 2008, respectively.

Review, Approval, and Ratification of Related Party Transactions

Our CGNC Committee has primary responsibility for reviewing and approving in advance or ratifying all related party transactions. Additionally, on at least an annual basis, the Audit Committee also reviews all identified related party transactions. In conformance with SEC regulations, we define related persons to include our executive officers, our directors and nominees to become a director of our company, any person who is known to us to be the beneficial owner of more than 5% of any class of our voting securities, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner or in which such person has a 5% or greater beneficial ownership interest.

We have several processes that we use to ensure that we identify and review all related party transactions. First, each executive officer is required to notify either our general counsel or chief financial officer of any potential transaction that could create a conflict of interest, and the general counsel or chief financial officer are required to notify the CGNC Committee of the potential conflict. The directors, chief executive officer, chief financial officer and general counsel are required to notify the CGNC Committee of any potential transaction that could create a conflict of interest. Second, each year, we submit and require our directors and executive officers to complete director and officer questionnaires identifying any transactions with us in which the executive officer or director or their family members have an interest.

The CGNC Committee reviews related party transactions due to the potential for such transactions to create a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, with our interests. It is our general policy to approve or ratify related person transactions only when our Board or a committee of our Board determines that the transaction is in, or is not inconsistent with, our and our stockholders’ best interests, including situations where the Company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

These policies and procedures are included in our Corporate Governance Principles, which is available in the “Investors” section of our website at www.bmrn.com. Information on our website is not incorporated by reference into this proxy statement.

Indebtedness of Directors and Executive Officers

None of our directors or executive officers or associates of any Director or executive officer is or at any time since January 1, 2008 has been indebted to us.

OTHER MATTERS

Except as otherwise indicated, information contained herein is given as of March 25, 2009. Our management and our Board know of no matters to come before the Annual Meeting other than the matters referred to in the Notice of Annual Meeting of Stockholders. The persons named in the enclosed proxy will vote the shares represented thereby in accordance with the recommendation of the Board as to any proposal properly presented at the Annual Meeting, or if no recommendation is made by the Board, then pursuant to the authority granted in the proxy.

The matters to be considered at the Annual Meeting are of great importance to our stockholders. Accordingly, you are urged to read and carefully consider the information presented in this proxy statement, and to sign and date the enclosed Proxy Card and return it today in the enclosed pre-addressed postage-paid envelope.

IMPORTANT NOTE

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU HOLD. Please sign and date the enclosed Proxy Card and return it today in the enclosed pre-addressed postage-paid envelope or vote by Internet or telephone. Please do not complete any subsequently delivered proxy cards unless they are solicited by the Company. If your shares are held in street name, only your broker or bank can vote your shares and only upon receipt of your specific instructions. Please return the enclosed Proxy Card to your broker and contact the person responsible for your account to ensure that a Proxy Card is voted on your behalf. IN ADDITION, TO ENSURE THAT THE PRESENCE OF A QUORUM AT THE MEETING MAY BE ASSURED, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT TODAY IN THE ENCLOSED PRE-ADDRESSED POSTAGE-PAID ENVELOPE.

CONTACT FOR QUESTIONS AND ASSISTANCE IN VOTING

If you have any questions or need assistance in voting your shares, please call the firm assisting us in the solicitation of proxies:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

1-800-607-0088

If you need additional copies of this proxy statement or voting materials, you should contact Morrow & Co., LLC as described above.

APPROVAL

The contents of this proxy statement and the sending thereof to the stockholders have been authorized by the Board of Directors of the Company.

DATED this 3rd day of April, 2009 at Novato, California

G. Eric Davis

Vice President, General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials: The Notice & Proxy Statement, Annual Report and Form 10-k are available at www.proxyvote.com.

Important Notice Regarding the Availability of Proxy Materials: The Annual Report, Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com.

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FORM OF PROXY BIOMARIN

PHARMACEUTICAL INC. ANNUAL

MEETING OF STOCKHOLDERS

May 12, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

BIOMARIN PHARMACEUTICAL INC.

The undersigned stockholder of BioMarin Pharmaceutical Inc., a Delaware corporation (“BioMarin”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement, each dated April 3, 2009, and hereby appoints Jean- Jacques Bienaimé, Jeffrey Cooper and G. Eric Davis, or any of them, as proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the annual meeting of the stockholders of BioMarin to be held on May 12, 2009 at the Inn of Marin, 250 Entrada Drive, Novato CA 94949 at 9:00 a.m., California time (the “Annual Meeting”), and at any adjournment or postponement thereof, and to vote all shares of common stock of BioMarin, which the undersigned would be entitled to vote, if then and there personally present, at the Annual Meeting on the matters set forth on the reverse side and according to the discretion of the proxy holders for any other matters that may properly come before the meeting or any postponement or adjournment thereof.

(PLEASE DATE AND SIGN ON REVERSE SIDE)

BIOMARIN PHARMACEUTICAL INC. 105 DIGITAL DR. NOVATO, CA 94949

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS    PROXY    CARD    IS    VALID    ONLY    WHEN    SIGNED    AND     DATED.

				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you
vote “For” the following.
1.	Election of Directors			☐	☐	☐

Nominees

01	Jean-Jacques Bienaimé	02	Michael Grey		03 Elaine J. Heron		04 Joseph Klein, III	05 Pierre Lapalme
06	V. Bryan Lawlis	07	Alan Lewis		08 Richard A. Meier

The Board of Directors recommends you vote FOR the following proposal(s).								For	Against	Abstain

2	Proposal to ratify the selection by the Board of Directors of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009.							☐	☐	☐

BioMarin’s Board of Directors recommends a vote FOR Proposals 1 and 2. If not otherwise directed, this proxy will be voted FOR Proposals 1 and 2 and according to the discretion of the proxy holders for any other matters that may properly come before the meeting or any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]				Date			Signature (Joint Owners)	Date